AMENDED AND RESTATED
CREDIT AGREEMENT

Dated as of December 5, 2012

among

CPI AEROSTRUCTURES, INC.

as the Borrower,

The Several Lenders from

Time to Time Parties Hereto

and

SOVEREIGN BANK, N.A.

as Sole Arranger, Administrative Agent and Collateral Agent

SCHEDULES:

I	Commitments
4.1	Financial Condition
4.6	Material Litigation
4.8	Ownership of Property; Liens
4.10	Tax Filings and Payments
4.14	Subsidiaries
4.18	Insurance
7.2	Existing Indebtedness; Subordinated Debt
7.3	Existing Liens
7.4	Existing Guaranty Obligations
7.9(e)	Existing Investments

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EXHIBITS:

A-1	Form of Term Loan Note
A-2	Form of Revolving Credit Note
B-1	Form of Guaranty Agreement
B-2	Form of Security Agreement
C	Form of Assignment and Acceptance
D	Form of Legal Opinion
E	Form of Closing Certificate
F	Form of Compliance Certificate
G	Secured Party Designation Notice

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AMENDED AND RESTATED CREDIT AGREEMENT, dated as of December 5, 2012 (this “Credit Agreement”), among CPI AEROSTRUCTURES, INC., a New York corporation (the “Borrower”), SOVEREIGN BANK, N.A., a national banking association, as Sole Arranger, Agent, Lender and Swap Provider and the other financial institutions from time to time parties hereto as lenders (collectively, the “Lenders”), SOVEREIGN BANK, N.A., a national banking association, as administrative agent and collateral agent for the Lenders hereunder (in such capacities, the “Administrative Agent” and the “Collateral Agent,” respectively and each an “Agent”).

Recitals

Sovereign Bank, N.A., as lender (the “Existing Lender”) has made available to the Borrower a revolving credit and term loan facility pursuant to the Existing Credit Agreement (defined below).

Certain “Obligations” (as defined in the Existing Credit Agreement) of the Borrower to the Existing Lender under the Existing Credit Agreement are evidenced by promissory notes issued under the Existing Credit Agreement (collectively, the “Prior Notes”).

The Borrower, the Lenders and the Administrative Agent have agreed to increase the amounts available under, and amend and restate the Existing Credit Agreement as herein reflected, and by the execution and delivery of this Agreement do so increase the amounts available under, and amend and restate the Existing Credit Agreement, and in connection therewith the Borrower has agreed to issue amended and restated notes to the Lenders in replacement of the Prior Notes and to reaffirm its obligations under the credit support documentation or execute new or restated credit support documentation.

Increase, Amendment and Restatement

The Borrower, the Administrative Agent and the Lenders hereby agree that upon the effectiveness of this Agreement, the amounts available under and the terms and provisions of the Existing Credit Agreement shall be and hereby are increased, amended and restated in their entirety by the terms and conditions of this Agreement and the terms and provisions of the Existing Credit Agreement, except as otherwise provided herein, shall be superseded by this Agreement.

Notwithstanding the increase in availability, and the amendment and restatement of the Existing Credit Agreement by this Agreement, the Borrower shall continue to be, or now be, as the case may be, liable to the Administrative Agent and the Lenders with respect to agreements on the part of the Borrower under the Existing Credit Agreement to indemnify and hold harmless the Administrative Agent and the Lenders from and against all claims, demands, liabilities, damages, losses, costs, charges and expenses to which the Administrative Agent and the Lenders may be subject arising in connection with the Existing Credit Agreement. This Agreement is given as a substitution and restatement of, and not as a repayment of, the obligations of Borrower under the Existing Credit Agreement and is not intended to constitute a novation of the Existing Credit Agreement. Except as otherwise selected by the Borrower by delivery of a notice of borrowing or a notice of conversion prior to the date hereof in accordance with the terms hereof, upon the effectiveness of this Agreement, all amounts outstanding and owing by the Borrower under the Existing Credit Agreement, as of the date hereof, as determined by the Lenders, shall be refinanced and shall constitute Loans to the Borrower hereunder accruing interest (a) with respect to LIBOR Rate Loans under the Existing Credit Agreement, at the Eurodollar Rate hereunder, and (b) with respect to Floating Rate Loans under the Existing Credit Agreement, at the Base Rate hereunder.

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In consideration of the premises and the mutual covenants herein set forth, the parties hereto agree as follows:

ARTICLE I: DEFINITIONS

1.1. Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Accounts”: shall mean those accounts arising out of the sale or lease of goods or the rendition of services by the Borrower and its Subsidiaries, as same may be more fully described in the Security Documents.

“Account Debtor”: shall mean the Person who is obligated on or under an Account.

“Administrative Agent”: as defined in the preamble hereto, and shall include any successor appointed in accordance with Section 9.9.

“Affiliate”: of any Person, (a) any other Person (other than a wholly owned Subsidiary of such Person) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person or (b) any other Person who is a director or officer of (i) such Person, (ii) any Subsidiary of such Person or (iii) any Person described in clause (a) above. For purposes of this definition, a Person shall be deemed to be “controlled by” such other Person if such other Person possesses, directly or indirectly, power either to (A) vote 10% or more of the securities or other equity interest having ordinary voting power for the election of directors of such first Person or (B) direct or cause the direction of the management and policies of such first Person whether by contract or otherwise.

“Agent”: as defined in the preamble hereto, and shall include any successor appointed in accordance with Section 9.9.

“Aggregate Loans”: on any date, the sum of the Aggregate Revolving Credit Commitments (or if the Revolving Credit Commitments have terminated or expired at such time, the Aggregate Revolving Credit Outstanding of all Revolving Lenders) and the aggregate Term Loans outstanding.

“Aggregate Revolving Credit Commitments”: the aggregate amount of the Revolving Credit Commitments of all the Revolving Lenders, provided that, in no event shall the Aggregate Revolving Credit Commitments exceed the Aggregate Revolving Credit Maximum Amount.

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“Aggregate Revolving Credit Maximum Amount”: shall mean after giving effect to any increase under Section 2.8, the principal amount of up to $50,000,000.00.

“Aggregate Revolving Credit Outstanding”: as at any date of determination with respect to any Revolving Lender, the aggregate unpaid principal amount of such Lender’s Revolving Credit Loans on such date.

“Agreement”: this Amended and Restated Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

“Applicable Margin”: means, from time to time with respect to Revolving Credit Loans and the fees payable under Section 3.5(a), the following percentages per annum, adjusted quarterly based upon the Borrower’s Maximum Leverage Ratio for the fiscal quarter then-ended (the “Financial Covenant”) as set forth in the most recent Compliance Certificate received by Administrative Agent pursuant to Section 6.2(b):

Pricing Level	Leverage Ratio	Eurodollar Rate Margin	Base Rate Margin	Commitment Fee

1	>2.00x	2.50%	0.00%	0.30%
2	> 1.00x; < 2.00x	2.25%	0.00%	0.25%
3	< 1.00x	2.00%	0.00%	0.20%

Any increase or decrease in the Applicable Margin resulting from a change in the Financial Covenant shall become effective as of the first Business Day of the month immediately following the date a Compliance Certificate is delivered pursuant to Section 6.2(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 1 shall apply as of the first Business Day of the month following the date such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered. The Applicable Margin in effect from the Closing Date through December 31, 2012 shall be determined based upon Pricing Level 1.

Notwithstanding anything to the contrary contained in this definition, the determination of Applicable Margin for any period shall be subject to the provisions of Section 3.1(j).

“Approved Fund”: as defined in Section 10.6(b).

“Arranger”: Sovereign Bank, N.A.

“Assignee”: as defined in Section 10.6(b) (iii).

“Assignment and Acceptance”: an assignment and acceptance agreement substantially in the form attached hereto as Exhibit C executed by a Lender and Eligible Assignee who has satisfied the requirements of Section 10.6.

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“Attributable Indebtedness”: means, on any date, (a) in respect of any Financing Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Financing Lease, (c) all Synthetic Debt of such Person, (d) in respect of any Securitization Transaction, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment and (e) in respect of any Sale and Leaseback Transaction, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease.

“Available Revolving Credit Commitment”: as of any date of determination with respect to any Revolving Lender, an amount equal to the excess, if any, of (a) the amount of such Lender’s Revolving Credit Commitment in effect on such date over (b) the Aggregate Revolving Credit Outstanding of such Lender on such date.

“Base Rate”: means for any day a fluctuating rate per annum equal to (i) the highest of (a) the Federal Funds Effective Rate plus 1.0%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Agent as its “prime rate”, and (c) the Eurodollar Rate plus 1.5%, plus (ii) the Applicable Margin.

“Base Rate Loans”: Loans the rate of interest applicable to which is based upon the Base Rate.

“Benefited Lender”: as defined in Section 10.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States of America (or any successor thereto).

“Borrower”: as defined in the preamble hereto.

“Borrowing Date”: any Business Day specified in a notice pursuant to Sections 2.2, 2.6, 2.8 or 3.2 as a date on which the Borrower requests the Lenders to make Loans hereunder.

“Business”: as defined in Section 4.15(b).

“Business Day”: (a) for all purposes other than as covered by clause (b) below, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (a) and which is also a London Banking Day.

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“Capital Expenditures”: direct or indirect (by way of the acquisition of securities of a Person or the expenditure of cash or the incurrence of Indebtedness) expenditures in respect of the purchase or other acquisition of fixed or capital assets excluding normal replacements and maintenance which are properly charged to current operations.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) (collectively, “Underlying Equity Interests”), and any and all warrants or options to purchase any of the foregoing. The term “Capital Stock” shall exclude awards issued pursuant to incentive equity plans or other customary benefit plans of Borrower and its Subsidiaries and Underlying Equity Interests issued upon the exercise or vesting thereof.

“Cash Equivalents”: the following to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Loan Documents and other Liens permitted hereunder): (a) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and euro dollar time deposits with maturities of one year or less from the date of acquisition and overnight bank deposits of any Lender or of any commercial bank having capital and surplus in excess of $500,000,000, (c) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-3 by S&P or P-3 by Moody’s, (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s (or the equivalent rating by either such rating agency for such type of securities), (f) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Cash Management Agreement”: any agreement that is not prohibited by the terms hereof to provide treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Cash Management Bank”: any Person in its capacity as a party to a Cash Management Agreement that, at the time it enters into a Cash Management Agreement with a Loan Party, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement (even if such Person ceases to be a Lender or such Person’s Affiliate ceased to be a Lender); provided, however, that for any of the foregoing to be included as a “Secured Cash Management Agreement” on any date of determination by the Administrative Agent, the applicable Cash Management Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Secured Party Designation Notice to the Administrative Agent prior to such date of determination.

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“Class”: the classification of loans as Term Loans or Revolving Credit Loans, each of which categories shall be deemed to be a “Class” of Loans.

“Closing Date”: the first date that all the conditions precedent in Section 5.1 are satisfied or waived in accordance with Section 10.1.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: means the assets and properties of the Loan Parties in which the Collateral Agent, for the benefit of the Lenders, is granted a security interest pursuant to the Security Documents.

“Collateral Agent”: as defined in the preamble hereto, and shall include any successor appointed in accordance with Section 9.9.

“Commitments”: the collective reference to the Term Commitments, and the Revolving Credit Commitments.

“Continuing Directors”: the directors of the Borrower on the Closing Date and each other director, if such other director’s nomination for election to the Board of Directors of the Borrower is recommended by a majority of the then continuing Directors.

“Contract Termination Payment”: shall mean any termination, cancellation, rejection or similar fee of amount received by Borrower upon any early termination, cancellation, rejection, expiration or inability to agree (each a “Cancellation”) with respect to any Designated Contract or any damages or other amounts received by Borrower for the foregoing.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

“Debtor Relief Laws”: means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

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“Defaulting Lender”: means, subject to Section 2.9(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.9(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, and each other Lender promptly following such determination.

“Designated Account”: as defined in Section 3.1(e).

“Designated Amount”: shall mean the lesser of (i) fifty (50%) percent of each Contract Termination Payment received by the Borrower, or (ii) the outstanding principal balance of the First Term Loan.

“Designated Contract”: means those three (3) contracts executed (or to be executed) by the Borrower and disclosed in detail to the Agent, including (without limitation) each such final contract, any amendments and additions thereto, and any letter subcontract, memorandum of understanding, term sheet or supporting documentation in connection therewith.

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“Dividends”: means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock or other equity interest of Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock or other equity interest or on account of any return of capital to Borrower’s stockholders, partners or members (or the equivalent Person thereof)..

“Dollars”, “U.S. Dollars” and “$”: dollars in lawful currency of the United States of America.

“Domestic Subsidiary”: any Subsidiary other than a Foreign Subsidiary.

“EBITDA”: means, at any date of determination, an amount equal to Net Income of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed measurement period plus (a) the following to the extent deducted in calculating such Net Income: (i) Interest Expense, (ii) the provision for Federal, state, local and foreign income taxes payable, (iii) depreciation and amortization expense and (iv) other non-recurring expenses reducing such Net Income which do not represent a cash item in such period or any future period (in each case of or by the Borrower and its Subsidiaries for such measurement period) and minus (b) the following to the extent included in calculating such Net Income: (i) Federal, state, local and foreign income tax credits and (ii) all non-cash items increasing Net Income (in each case of or by the Borrower and its Subsidiaries for such measurement period).

“Eligible Assignee”: shall have the meaning set forth in Section 10.6(b)(i).

“Environmental Laws”: the common law and all laws, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, the preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Materials or to health and safety matters.

“Equipment Collateral”: means all equipment and fixtures of each Loan Party, whether now owned or hereafter acquired, wherever located, including, without limitation, all machinery, furniture, furnishings, leasehold improvements, computer equipment, books and records, motor vehicles, forklifts, rolling stock, dies and tools used or useful in each Loan Party's business operations.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”: any trade or business (whether or not incorporated) that, together with the Borrower or any of its Subsidiaries, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code, other than United Refining Company, a Pennsylvania corporation, and its Subsidiaries.

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“ERISA Event”: (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) with respect to any Plan, failure to satisfy the minimum funding standard (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the failure to make by its due date a required installment under Section 412(m) of the Code (or Section 430(j) of the Code, as amended by the Pension Protection Act of 2006) with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the filing pursuant to Section 412of the Code or of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, “insolvent” or in “reorganization”, within the meaning of Title IV of ERISA; or (i) the making of any amendment to any Plan which could result in the imposition of a lien or the posting of a bond or other security.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to a Eurodollar Loan for the relevant Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) for Revolving Credit Loans, the sum of (i) the LIBOR Rate for such Interest Period plus (ii) the Applicable Margin, and (b) for the First Term Loan, the sum of (i) the LIBOR Rate for a one month Interest Period plus (ii) 3.0%.

“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Exchange Act”: the Securities Exchange Act of 1934, as amended.

“Excluded Taxes”: with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) any Taxes imposed by any jurisdiction other than the United States (or any taxing authority thereof or therein), any jurisdiction in which the Borrower conducts business or claims an interest deduction with respect to this Agreement or any other taxing jurisdiction from or through which payments hereunder are made, (b) income or franchise taxes imposed on (or measured by) its net income or net profits by the United States of America, or by the jurisdiction under the laws of which such recipient is organized, in which such recipient conducts business (other than a business that is deemed to arise solely as a result of entering into this Agreement, receipt of payments hereunder or enforcement of its rights hereunder)) or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (c) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 3.14(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 3.12(f), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.12(a).

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“Existing Credit Agreement”: shall mean that certain Credit Agreement between the Borrower and Sovereign Bank, N.A., successor to Sovereign Bank, dated as of August 13, 2007, as amended pursuant to that certain First Amendment dated October 22, 2008, that Second Amendment dated as of July 7, 2009, that Third Amendment dated as of May 21, 2010, that Fourth Amendment dated as of March 14, 2011, that Fifth Amendment dated as of May 10, 2011, that Sixth Amendment dated as of September 1, 2011, that Seventh Amendment dated as of November 28, 2011, and that Eighth Amendment dated as of March 7, 2012.

“Existing Lender”: as defined in the preamble hereto.

“Extension of Credit”: as to any Lender, the making of a Loan by such Lender.

“Facility”: means the Term Loans or the Revolving Credit Loans, as the context may require.

“Federal Funds Effective Rate”: for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Covenants”: the financial covenants set forth in Section 7.1.

“Financial Officer”: with respect to any Person, the chief executive officer, or the chief financial officer of such Person.

“Financing Lease”: (a) any lease of property, real or personal, the obligations under which are capitalized on a consolidated balance sheet of the Borrower and its Subsidiaries and (b) any other such lease to the extent that the then present value of the minimum rental commitment thereunder should, in accordance with GAAP, be capitalized on a balance sheet of the lessee.

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“First Term Loan”: as defined in Section 2.6.

“First Term Note”: as defined in Section 2.6.

“Foreign Plan”: any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, Borrower or any Subsidiary with respect to employees employed outside the United States.

“Foreign Lender”: any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary”: as to any Person, any Subsidiary of such Person which is organized under the laws of any jurisdiction outside of the country of the jurisdiction of organization of such Person.

“Funded Debt”: means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property of services (other than trade accounts payable in the ordinary course of business), (e) all Attributable Indebtedness, (f) without duplication, all Guaranty Obligations with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation of limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venture, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.

“GAAP”: GAAP means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved from time to time by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority”: any nation or government, any state, province or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantors” means the Subsidiaries of the Borrower as are or may from time to time become parties to this Agreement pursuant to Section 6.9.

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“Guaranty Agreement”: the Guaranty Agreement, substantially in the form attached hereto as Exhibit B-1, executed and delivered by Loan Parties other than Borrower, as the same may be amended, supplemented or otherwise modified.

“Guaranty Obligation”: as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guaranty Obligation shall not include guarantees by a Loan Party of any other Loan Party’s primary obligations or endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount, without double counting if more than one Loan Party guarantees a primary obligation of a primary obligor, the obligations, equal to the value as of any date of determination of the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made (unless such Guaranty Obligation shall be expressly limited to a lesser amount, in which case such lesser amount shall apply) or, if not stated or determinable, the value as of any date of determination of the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Hazardous Materials”: any solid wastes, toxic or hazardous substances, materials or wastes, defined, listed, classified or regulated as such in or under any Environmental Laws, including, without limitation, asbestos, petroleum or petroleum products (including gasoline, crude oil or any fraction thereof), polychlorinated biphenyls, and urea-formaldehyde insulation, and any other substance the presence of which may give rise to liability under any Environmental Law.

“Indebtedness”: of a Person, at a particular date, the sum (without duplication) at such date of (a) indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which such Person is liable as obligor (other than trade liabilities and accruals of expenses incurred in the ordinary course of business and payable in accordance with customary practices of such Person), (b) indebtedness secured by any Lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by or is a primary liability of such Person, (c) obligations of such Person under Financing Leases, (d) the face amount of all letters of credit issued for the account of or upon the application of such Person and, without duplication, the unreimbursed amount of all drafts drawn thereunder, (e) obligations (in the nature of principal or interest) of such Person in respect of acceptances or similar obligations issued or created for the account of such Person and (f) net obligations of such Person under any Swap Contract. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. If for any reason, the sale of Sold Receivables is judicially or otherwise re-characterized as a grant of collateral by Borrower to secure financing, Indebtedness shall be deemed to not include such financing.

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“Indemnified Taxes”: Taxes other than Excluded Taxes.

“Intellectual Property”: as defined in Section 4.9.

“Interest Expense”: means, for any measurement period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under Financing Leases that is treated as interest in accordance with GAAP, in each case, of or by the Borrower and its Subsidiaries on an consolidated basis for the most recently completed measurement period.

“Interest Payment Date”: (a) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period and the Maturity Date of such Loan (c) as to any Eurodollar Loan having an Interest Period longer than three months, (i) each day which is three months after the first day of such Interest Period and (ii) the last day of such Interest Period.

“Interest Period”: with respect to any Eurodollar Loan:

(a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to a Revolving Credit Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto;

(b) thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to a Revolving Credit Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; and

(c) in the case of each Term Loan the Interest Period shall have a duration of one (1) month;

provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period pertaining to a Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

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(ii) any Interest Period applicable to a Loan that would otherwise extend beyond the date final payment is due on such Loan shall end on such date of final payment; and

(iii) any Interest Period pertaining to a Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Inventory Collateral”: means all inventory of each Loan Party, whether now owned or hereafter acquired, wherever located, including, without limitation, all goods of each Loan Party held for sale or lease or furnished or to be furnished under contracts of service, all goods held for display or demonstration, goods on lease or consignment, spare parts, repair parts, returned and repossessed goods, all raw materials, work-in-process, finished goods and supplies used or consumed in such Loan Party's business, together with all documents, documents of title, dock warrants, dock receipts, warehouse receipts, bills of lading or orders for the delivery of all, or any portion, of the foregoing; provided, however, that "Inventory Collateral" shall not include goods which are placed by the owner thereof on consignment with a Loan Party in compliance with Section 2-326 of the Uniform Commercial Code of the applicable jurisdiction.

“Legal Requirement”: as to (a) any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, and (b) any property, any law, treaty, rule, regulation, requirement, judgment, decree or determination of any Governmental Authority applicable to or binding upon such property or to which such property is subject.

“Lenders”: as defined in the preamble hereto.

“Leverage Ratio”: has the meaning ascribed in Section 7.1(b).

“LIBOR Rate”: with respect to any Eurodollar Loan for any Interest Period applicable thereto, (i) the rate per annum (rounded upward, if necessary, to the nearest 1/32 of one percent) equal to the composite London Interbank Offered Rate which appears on the Telerate page 3750 as of 11:00 a.m. London time on the day that is two (2) London Banking Days preceding the first day of such Interest Period (or if not reported thereon, then as determined by the Administrative Agent from another recognized source or interbank quotation). In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR deposits of the Administrative Agent, then for any period during which such Reserve Percentage shall apply, LIBOR shall be equal to the amount determined above divided by an amount equal to one (1) minus the Reserve Percentage. “Reserve Percentage” shall mean the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against “Euro-currency Liabilities” as defined in Regulation D.

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“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement (other than a bank or similar deposit account), encumbrance, lien (statutory or other), or preference, priority or other security interest or similar preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any Financing Lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing, and, in the case of securities, a third party’s right to purchase such securities).

“Line of Business”: means (i) the contract production of structural aircraft parts principally for the United States Air Force and other branches of the United States Armed Forces, either as a prime contractor or as a subcontractor to other defense prime contractors, and (ii) acting as a subcontractor to prime aircraft manufacturers in the production of commercial aircraft parts.

“Loan Documents”: the collective reference to this Agreement, any Notes, the Security Documents, any documents or instruments evidencing or governing the Security Documents, each Guaranty Agreement (if any), the Master Agreement and any other documents executed in connection therewith (but specifically excluding any Secured Cash Management Agreement and any Secured Swap Contract).

“Loan Parties”: means, collectively the Borrower, each Guarantor, each indemnitor and/or each grantor party to any Security Document.

“Loans”: the collective reference to the Term Loans and the Revolving Credit Loans.

“London Banking Day”: any day on which commercial banks are open for international business (including dealing in U.S. Dollar ($) deposits) in London, England and New York.

“Master Agreement”: shall mean the ISDA Master Agreement dated as of October 22, 2008 between the Swap Provider and the Borrower, as same may be thereafter amended or reaffirmed.

“Material Adverse Effect”: a material adverse change in the business, assets, operations, properties, condition (financial or otherwise), contingent liabilities (including as to products, and whether such liabilities have been or yet may be asserted), prospects or material agreements of the Borrower and its Subsidiaries, taken as a whole.

“Moody’s”: Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan”: a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: means, in each case as set forth in a statement in reasonable detail delivered by the Borrower to the Administrative Agent: (a) with respect to the disposition of assets by the Borrower or any Loan Party, the excess, if any, of (1) the cash proceeds received in connection with such disposition over (2) the sum of (A) the principal amount of any Indebtedness (other than the Obligations) which is secured by such asset and which is required to be repaid in connection with the disposition thereof, plus (B) the reasonable out-of-pocket expenses incurred by the Borrower or such Loan Party, as the case may be, in connection with such disposition, plus (C) provision for taxes, including income taxes, attributable to the disposition of such asset; and (b) with respect to any cash proceeds received by the Borrower or any Loan Party in respect of the issuance of any Capital Stock or the incurrence of any Indebtedness (except Indebtedness secured by purchase money liens), all such cash proceeds, after deducting therefrom all reasonable and customary costs and expenses incurred by the Borrower or such Loan Party directly in connection with the issuance of such Capital Stock or the incurrence of Indebtedness.

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“Net Income”: for any measuring period, the net income (or deficit) of the Borrower and its Subsidiaries for such period (taken as a cumulative whole), determined on a consolidated basis in accordance with GAAP; provided that any non-cash extraordinary gains and losses in accordance with GAAP shall be excluded in determining Net Income.

“Notes”: the collective reference to the Term Loan Notes and the Revolving Credit Notes.

“Obligations”: collectively, the unpaid principal of and interest on the Loans, and all other obligations and liabilities of the Borrower to the Agent, and any of the Lenders under or in connection with this Agreement, the other Loan Documents and any Swap Contracts with any Lender or any Affiliate of a Lender (including in each case, without limitation, interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document or Swap Contract after the maturity of the Loans and interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document or Swap Contract after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the Notes, the other Loan Documents or any Swap Contract with a Lender or any Affiliate of a Lender or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, fees, indemnities, costs, expenses or otherwise (including, without limitation, all reasonable fees and disbursements of counsel to the Agents or to the Lenders).

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Participant Register”: as defined in Section 10.6(c).

“Participants”: as defined in Section 10.6(c).

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“Patriot Act”: as defined in Section 10.17.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor thereto.

“Person”: an individual, partnership, corporation, business trust, joint stock company, limited liability company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower, any of its Subsidiaries or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledgee”: as defined in Section 10.16.

“Prime Rate”: the rate of interest per annum from time to time established by Agent as its prime rate and made available by Agent at its main office or, in the discretion of Agent, the base, reference or other rate then designated by Agent for general commercial loan reference purposes, it being understood that such rate is a reference rate, not necessarily the lowest, established from time to time, which serves as a basis upon which effective interest rates are calculated for loans making reference thereto (the “Index”). The Index is not necessarily the lowest rate charged by Agent on its loans and is set by Agent in its sole discretion. If the Index becomes unavailable during the term of this Agreement, Agent may designate a substitute index after notifying the Borrower. Agent will tell the Borrower the current Index rate upon the Borrower’s request. The interest rate change will not occur more than each time as and when the Index changes.

“Prior Term Loans”: as defined in Section 2.5.

“Properties”: as defined in Section 4.15(a).

“Register”: as defined in Section 10.6(b).

“Related Parties”: with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release”: any spilling, leaking, pumping, pouring, emitting, emptying, discharging, escaping, leaking, dumping, disposing, spreading, depositing or dispersing of any Hazardous Materials in, unto or onto the environment.

“Required Lenders”: at any time (A) there are two or fewer non-Defaulting Lenders, all of the non-Defaulting Lenders; and (B) there are more than two non-Defaulting Lenders, at least two (2) non-Defaulting Lenders having a combined Total Loan Percentage of 50.1% or more, provided however, that the Loan Percentage of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

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“Requirement of Law”: as to (a) any Person, the certificate of incorporation and by-laws or the partnership or limited partnership agreement or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, and (b) any property, any law, treaty, rule, regulation, requirement, judgment, decree or determination of any Governmental Authority applicable to or binding upon such property or to which such property is subject, including, without limitation, any Environmental Laws.

“Responsible Officer”: with respect to any Loan Party, the chief operating officer or any Financial Officer of such Loan Party.

“Restricted Payments”: as defined in Section 7.7.

“Revolving Credit Commitment”: as to any Revolving Lender at any time, its obligation to make Revolving Credit Loans in an aggregate amount not to exceed at any time outstanding the amount set forth opposite such Lender’s name in Schedule I hereto under the heading “Revolving Credit Commitment,” as such amount may be reduced from time to time pursuant to Section 2.4 or increased pursuant to Section 2.8 and the other applicable provisions hereof.

“Revolving Credit Commitment Percentage”: as to any Revolving Lender at any time, the percentage which such Lender’s Revolving Credit Commitment then constitutes of the Aggregate Revolving Credit Commitments (or, if the Revolving Credit Commitments have terminated or expired at such time, the percentage which (a) the Aggregate Revolving Credit Outstanding of such Lender at such time then constitutes of (b) the Aggregate Revolving Credit Outstanding of all Lenders at such time).

“Revolving Credit Commitment Period”: the period from and including the Closing Date to but not including the Revolving Credit Termination Date, or such earlier date on which the Revolving Credit Commitments shall terminate as provided herein.

“Revolving Credit Loan”: as defined in Section 2.1(a).

“Revolving Credit Note”: as defined in Section 3.16(d).

“Revolving Credit Termination Date”: December 5, 2016.

“Revolving Lender”: each Lender that has a Revolving Credit Commitment or that holds Revolving Credit Loans.

“Sale and Leaseback Transaction”: means, with respect to any Loan Party or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby such Loan Party or such Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

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“S&P”: Standard & Poor’s Ratings Group or any successor thereto.

“SEC”: the Securities and Exchange Commission.

“Secured Cash Management Agreement”: any Cash Management Agreement between the any Loan Party and any of its Subsidiaries and any Cash Management Bank.

“Secured Obligations”: (a) all Obligations, (b) all obligations arising under Secured Cash Management Agreements and Secured Swap Contracts and (c) all costs and expenses incurred in connection with enforcement and collection of the foregoing, including the fees, charges and disbursements of counsel, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Secured Party Designation Notice”: a notice from any Lender or an Affiliate of a Lender substantially in the form of Exhibit G.

“Secured Parties”: collectively, the Administrative Agent, the Lenders, the Swap Provider, the Cash Management Banks, the Indemnitees, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Article IX.

“Secured Swap Contract”: any interest rate, currency, foreign exchange, or commodity Swap Contract required or permitted under Article VI or VII between any Loan Party and any of its Subsidiaries and the Swap Provider.

“Security Agreement”: the Security Agreement, substantially in the form attached hereto as Exhibit B-2.

“Security Documents”: the collective reference to the Security Agreements, landlord waivers, and each other security document or similar agreement that may be delivered to the Administrative Agent pledging collateral security for any or all of the Obligations, in each case as amended, supplemented or otherwise modified from time to time.

“Sold Receivables”: the accounts receivable of United Technologies Corporation as further described in Schedule 7.3.

“Solvent”: with respect to any Person on a particular date, that on such date, (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and mature, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small amount of capital and (e) such Person is able to pay its debts as they become due and payable.

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“Statutory Reserve Rate”: a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Eurodollar Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Debt”: shall mean indebtedness of the Borrower or any of its Subsidiaries, now existing or hereafter incurred, subordinated in right of payment to the obligations to the Lenders under this Agreement, pursuant to documentation containing maturities, amortization schedules, covenants, defaults, remedies, subordination provisions and other material terms in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.

“Subsidiary”: as to any Person, a corporation, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person (exclusive of any Affiliate in which such Person has a minority ownership interest). Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower, other than a Subsidiary that is inactive and has assets of no material value.

“Swap Contract”: (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under the Master Agreement defined herein.

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“Swap Contract Obligation”: any obligation of the Borrower under any one or more Swap Contracts to make payments to the counterparties thereunder upon the occurrence of a termination event or similar event thereunder.

“Swap Provider”: Sovereign Bank, N.A.

“Swap Termination Value”: in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Debt”: means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation”: means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including Sale and Leaseback Transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes”: any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Commitment”: as to any Term Lender, the obligation of such Lender to make a Term Loan to the Borrower in an aggregate amount not to exceed at any time outstanding the amount set forth opposite such Lender’s name in Schedule I hereto under the heading “Term Commitment”.

“Term Lenders”: each Lender that has a Term Commitment or that holds a Term Loan together with the Swap Provider with respect to the Term Loans.

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“Term Loan”: as defined in Section 2.5.

“Term Loan Maturity Date”: March 9, 2017.

“Term Loan Note”: as defined in Section 3.16(d).

“Term Loan Percentage”: as to any Term Lender at any time, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding.

“Total Loan Percentage”: as to any Lender at any time, the percentage which the sum of such Lender’s Term Loans then outstanding and Revolving Credit Commitments then in effect (or, if the Revolving Credit Commitments have terminated or expired at such time, such Lender’s Aggregate Revolving Credit Outstanding) constitutes of the Aggregate Loans then outstanding.

“Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Transferee”: as defined in Section 10.16.

“Type”: as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

“USA Subordination Agreement”: the Subordination Agreement between the Borrower and the Agent on behalf of the Lenders in favor of the United States of America.

“Withdrawal Liability”: liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

1.2 Other Definitional Provisions.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

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(b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes, the other Loan Documents or any certificate or other document made or delivered pursuant hereto.

(d) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(e) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

ARTICLE II: AMOUNT AND TERMS OF COMMITMENTS AND TERM LOANS

2.1 Revolving Credit Commitments.

(a) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving credit loans (each, a “Revolving Credit Loan”) in U.S. Dollars to the Borrower from time to time during the Revolving Credit Commitment Period so long as after giving effect thereto (i) the Available Revolving Credit Commitment of each Lender with a Revolving Credit Commitment is greater than or equal to zero and (ii) the Aggregate Revolving Credit Outstanding of all Lenders does not exceed the Aggregate Revolving Credit Commitments. During the Revolving Credit Commitment Period the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

(b) The Revolving Credit Loans may from time to time be (i) Eurodollar Loans, (ii) Base Rate Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 3.2, provided that no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Revolving Credit Termination Date.

(c) Subject to the terms and conditions hereof, the Aggregate Revolving Credit Commitments may be reduced pursuant to Section 2.4, or increased pursuant to Section 2.8.

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2.2 Procedure for Revolving Credit Borrowing. The Borrower may borrow under the Revolving Credit Commitments during the Revolving Credit Commitment Period on any Business Day, provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 2:00 P.M. (New York City time) at least (a) three Business Days prior to the requested Borrowing Date, if all or any part of the requested Revolving Credit Loans are to be initially Eurodollar Loans, or (b) one (1) Business Day prior to the requested Borrowing Date, otherwise), specifying in each case (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be of Eurodollar Loans, Base Rate Loans or a combination thereof and (iv) if the borrowing is to be entirely or partly of Eurodollar Loans, the amount of such Type of Loan and the length of the initial Interest Periods therefor. Each borrowing under the Revolving Credit Commitments shall be in an amount equal to (A) in the case of Base Rate Loans, $100,000.00 or a whole multiple of $10,000.00 in excess thereof and (B) in the case of Eurodollar Loans, $100,000.00 or a whole multiple of $10,000.00 in excess thereof. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Revolving Lender thereof not later than 3:00 P.M., New York City time, on the date the Administrative Agent receives such notice. Not later than 12:00 Noon, New York City time, on each requested Borrowing Date each Revolving Lender shall make an amount equal to its Revolving Credit Commitment Percentage of the principal amount of the Revolving Credit Loans requested to be made on such Borrowing Date available to the Administrative Agent at its office specified in Section 10.2 in U.S. Dollars and in immediately available funds. The Administrative Agent shall on such date credit the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

2.3 Repayment of Revolving Credit Loans. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Credit Loan of such Lender (whether made before or after the termination or expiration of the Revolving Credit Commitments) on the Revolving Credit Termination Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement, including, without limitation Section (g) of Section 3.1. The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Revolving Credit Loans from time to time outstanding until payment thereof in full at the rates per annum, and on the dates, set forth in Section 3.1.

2.4 Termination and Reduction of Revolving Credit Commitments. The Borrower shall have the right, upon not less than three (3) Business Days’ notice to the Administrative Agent (which shall promptly notify each Lender thereof), to terminate the Aggregate Revolving Credit Commitments or, from time to time, to reduce the amount of the Aggregate Revolving Credit Commitments; provided that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the Available Revolving Credit Commitment of any Lender would not be greater than or equal to zero. Any such permitted reduction shall be in an amount equal to $1,000,000 or a whole multiple of $100,000 in excess thereof and shall reduce permanently the Aggregate Revolving Credit Commitments then in effect.

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2.5 Term Commitment. Subject to the terms and conditions hereof, pursuant to Section 2.6 below, each Term Lender severally (but not jointly) agrees to make, refinance and/or restate one or more term loans (each, a “Term Loan”) to the Borrower on the Closing Date in an amount not to exceed in the aggregate the amount of the Term Commitment of such Term Lender. On the Closing Date, Borrower shall (i) refinance the outstanding principal balance of the first term loan under the Existing Credit Agreement with a Revolving Credit Loan, and (ii) restate and refinance the second term loan under the Existing Credit Agreement (the “Prior Term Loan”) as set forth in Section 2.6 below, and (iii) on the Closing Date, the Existing Lender shall sell to the Term Loan Lenders in proportion to their Term Loan Percentages as much of its interest in such Prior Term Loan as necessary to give effect to the overall Term Loan Percentages. On and after the Closing Date, the Existing Lender shall retain its 100% ownership interest in and shall constitute the Swap Provider for any related interest rate swap transaction pursuant to the Master Agreement with respect to the Prior Term Loan as restated and refinanced by the First Term Loan.

2.6 Term Loan Borrowing. Subject to the terms and conditions hereof, upon receipt by the Administrative Agent of the Proceeds of the First Term Loan, each Term Lender severally agrees to make available to the Borrower (through the Administrative Agent) on the Closing Date its Term Loan Percentage of a term loan in the aggregate principal amount of $3,900,000 (the “First Term Loan”). The First Term Loan shall be evidenced by a first term note (the “First Term Note”) of the Borrower payable to each Term Lender. Each First Term Note shall be dated the Closing Date and shall mature on the applicable Term Loan Maturity Date at which time the entire outstanding principal balance and all interest thereon shall be due and payable. Each First Term Loan shall bear interest at a rate per annum equal to the applicable Eurodollar Rate for a one month Interest Period, the entire outstanding principal balance of which shall continue to be subject to an interest rate swap transaction with the Swap Provider for the remainder of the term pursuant to the Master Agreement. Interest shall be payable in arrears on the first day of each month commencing on January 1, 2013 and on the first day of each month thereafter in accordance with Section 3.1 hereof. Prepayments shall be subject to Section 3.4 hereof. Each First Term Note shall be entitled to the benefits and subject to the provisions of this Agreement.

2.7 Repayment of Term Loans. The principal balance of the First Term Loan shall be payable to the Administrative Agent for the account of each Term Lender (in accordance with each Term Lender’s respective Term Loan Percentage) in consecutive monthly installments of principal, the first fifty-one (51) of which shall be in an amount equal to Seventy-Five Thousand and 00/100 ($75,000.00) Dollars each, commencing on January 1, 2013 with each succeeding installment being due on the first day of each month thereafter until March 1, 2017 with a final payment due on the applicable Term Loan Maturity Date in an amount equal to the then outstanding principal balance of the First Term Loan. Notwithstanding the foregoing, upon Borrower’s receipt of each Contract Termination Payment (if any), Borrower shall then (at Borrower’s option) either (1) prepay the First Term Loan on the last day of the current one month LIBOR Rate Interest Period in the principal amount equal to the Designated Amount plus all accrued and unpaid interest through the date of prepayment, or (2) deposit into a bank account held by and pledged (as additional collateral for the Loans and the related interest rate swap obligations) to the Agent on behalf of the Term Lenders, on terms and documentation satisfactory to the Agent and its counsel, an amount equal to the Designated Amount. Each Term Lender shall receive its Term Loan Percentage of each installment of principal paid under the First Term Loan.

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2.8 Increase in Revolving Credit Commitments

(a) Provided there exists no Default, and no Default would result from any borrowing as of the funding date thereof, upon sixty (60) days written notice to the Administrative Agent (which shall promptly notify the Revolving Lenders), the Borrower may from time to time request an increase in the Aggregate Revolving Credit Commitment by an additional amount (for all such requests) not exceeding $15,000,000.00 in the aggregate; provided that (i) any such request for an increase shall be in a minimum amount of $5,000,000 and integral multiples of $1,000,000.00 in excess thereof, (ii) the Borrower may make a maximum of three (3) such requests and (iii) after giving effect to any increase under this Section, the Aggregate Revolving Credit Commitment shall not exceed the Aggregate Revolving Credit Maximum Amount. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Revolving Lender is requested to respond (which shall in no event be less than twenty (20) Business Days from the date of delivery of such notice to the Revolving Lenders).

(b) Each Revolving Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Credit Commitment and, if so, whether by an amount equal to, greater than, or less than its Revolving Credit Commitment Percentage of such requested increase. Any Revolving Lender not responding within such time period shall be deemed to have declined to increase its Revolving Credit Commitment.

(c) The Administrative Agent shall notify the Borrower and each Revolving Lender of the Revolving Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, and subject to the approval of the Administrative Agent, the Borrower may also invite additional Eligible Assignees, as provided in Section 10.6 hereof, reasonably acceptable to the Administrative Agent to become Revolving Lenders pursuant to a joinder agreement (“New Revolving Lenders”) in form and substance satisfactory to the Administrative Agent and its counsel.

(d) If the Aggregate Revolving Credit Commitment is increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Revolving Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Revolving Lenders and the New Revolving Lenders, if any, of the final allocation of such increase and the Revolving Increase Effective Date.

(e) As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Revolving Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Section 4 (inclusive) and the other Loan Documents are true and correct, on and as of the Revolving Increase Effective Date, (B) no Default exists or would exist after any such borrowing, and (C) a pro forma calculation as of the latest fiscal quarter for which internal financial statements are available indicating compliance (including calculations) with the financial covenants set forth in Section 7.1. The Borrower shall prepay any Revolving Credit Loans outstanding on the Revolving Increase Effective Date (and pay any additional amounts required pursuant to Section 3.11) to the extent necessary to keep the outstanding Revolving Credit Loans ratable with any revised Applicable Revolving Percentages arising from any nonratable increase in the Revolving Credit Commitments under this Section.

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(f) This Section 2.8 shall supersede any provisions in 10.1 to the contrary.

2.9 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.1.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.7 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and; fourth, to the payment of any amounts owing to the Lenders, as a result of any judgment of a court of competent jurisdiction obtained by any Lender, against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise as may be required under the Loan Documents in connection with any Lien conferred thereunder or directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made when the conditions set forth in Section 5 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans owed to such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.9(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

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(iii) Certain Fees: No Defaulting Lender shall be entitled to receive any fee payable under Section 3.5(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, agrees in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans be held on a pro rata basis by the Lenders in accordance with their respective Revolving Credit Commitment and Term Loan Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

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ARTICLE III: GENERAL PROVISIONS

3.1 Interest Rates and Payment Dates.

(a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the applicable Eurodollar Rate determined for such Interest Period.

(b) Each Base Rate Loan shall bear interest for each day on which it is outstanding at a rate per annum equal to the Base Rate for such day.

(c) If all or a portion of (i) the principal amount of any Loan, (ii) any interest payable thereon or (iii) any fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such amount shall bear interest for each day after the due date until such amount is paid in full at a rate per annum equal to (x) in the case of principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 3% per annum or (y) in the case of any such overdue interest, fee or other amount, the rate described in paragraph (b) of this Section plus 3% per annum. If any Event of Default described in Sections 8(c) (with respect to Section 7.1 only), (f), (h) or (j) shall occur and be continuing, and the Required Lenders shall give notice to the Borrower that this sentence shall apply, then, until such Event of Default shall be cured or waived or such notice shall be withdrawn, the outstanding principal amount of all Loans shall bear interest at 3% per annum above the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 3.1 (other than the first sentence of this paragraph (c)).

(d) Interest on Revolving Credit Loans shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section 3.1 shall be payable from time to time on demand. Interest on Term Loans shall be payable monthly in arrears pursuant to Section 2.6 hereof.

(e) On each date when the payment of any principal, interest or fees are due hereunder or under any Note, Borrower agrees to maintain on deposit in an ordinary checking account maintained by Borrower with the Administrative Agent (as such account shall be designated by Borrower in a written notice to the Administrative Agent from time to time, the “Designated Account”) an amount sufficient to pay such principal, interest or fees in full on such date. Borrower hereby authorizes the Administrative Agent (i) to deduct automatically all principal, interest or fees when due hereunder or under any Note from the Designated Account, and (ii) if and to the extent any payment of principal, interest or fees under this Agreement or any Note is not made when due to deduct any such amount from any or all of the accounts of Borrower maintained at the Administrative Agent. The Administrative Agent agrees to provide written notice to Borrower of any automatic deduction made pursuant to this Section 3.1(e) showing in reasonable detail the amounts of such deduction.

(f) All funds deposited in the Designated Account shall be held under the sole dominion and control of the Collateral Agent for the account of and subject to the security interest of the Collateral Agent for the benefit of the Lenders. In addition to the rights of the Collateral Agent in the funds on deposit in the Designated Account as proceeds of the Collateral, the Borrower hereby pledges, assigns and grants to the Collateral Agent a security interest in all funds, whether or not proceeds of the Collateral, now or hereafter on deposit in the Designated Account and all of the Borrower's present and future rights in and to the Designated Account and the funds on deposit therein.

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(g) The Administrative Agent has the right, and the Borrower hereby irrevocably authorizes the Administrative Agent, to withdraw funds from and/or draw upon the Designated Account to pay amounts due and owing to the Lenders under this Agreement, including, without limitation, interest on and principal of Loans thereunder, and the fees set forth in Section 3.5 payable thereunder. The Borrower hereby agrees that all amounts deposited into the Designated Account or on deposit in the Designated Account shall, on the Business Day that Obligations are due after receipt thereof, be withdrawn by the Administrative Agent and either (i) if and solely to the extent any amount is outstanding on such day in respect of Obligations under any of the Loan Documents, such amounts on deposit in the Designated Account shall be applied by the Agent to satisfy such outstanding Obligations (and to the extent any such amounts on deposit in the Designated Account shall not be required to satisfy Obligations, such amounts shall be treated as provided for below) or (ii) if there are no Obligations at that time outstanding (and provided no Default or Event of Default has occurred and is continuing), upon Borrower’s written request to Administrative Agent, such amounts on deposit in the Designated Account shall be transferred by the Agent to the Borrower's main operating account with the Administrative Agent (the “Operating Account”). The Borrower shall on the next succeeding Business Day advise the Administrative Agent of the funds deposited to the Designated Account as cash for which the Administrative Agent did not afford the Borrower credit against the Obligations and the Administrative Agent shall make a retroactive adjustment for same. Upon the occurrence and during the continuation of a Default or an Event of Default, no amounts on deposit in the Designated Account shall be transferred by the Collateral Agent, and any amounts on deposit therein may be used by the Collateral Agent, at the Collateral Agent's discretion, to satisfy the Obligations as provided for above, or may be held by the Collateral Agent as cash collateral for the Obligations, as provided for above and in the Security Agreement.

(h) Upon the occurrence and during the continuation of an Event of Default, upon written direction from the Required Lenders, the Designated Account shall be converted into a lockbox account under the sole dominion and control of the Collateral Agent. In such event, the Borrower hereby agrees, on forms approved by the Collateral Agent, if requested by Collateral Agent at the direction of the Required Lenders, to instruct all Account Debtors to make all payments in respect of Accounts directly to the lockbox account. This lockbox account shall be non-interest bearing and shall be subject to debit or withdrawal solely by the Collateral Agent. The balance from time to time in this lockbox account shall be used to reduce the Obligations, at the Administrative Agent’s sole discretion, and such balance shall be held as security for such Obligations as provided in Section 3.1(g) hereof and in the Security Agreement.

(i) The Designated Account and the funds on deposit therein shall be subject to the Collateral Agent's right of setoff, Collateral Agent's lien and other rights for the benefit of the Lenders as the Collateral Agent has in and to deposit accounts maintained therein. Nothing contained herein shall be deemed to be a waiver of any rights or remedies the Collateral Agent may have against the Borrower or any funds of the Borrower on deposit at the Collateral Agent. No failure of the Collateral Agent to require, and no delay by the Collateral Agent in requiring, the Borrower to comply with any requirement of this Agreement shall constitute a waiver of compliance with any requirement of this Agreement. No failure of the Collateral Agent to exercise, and no delay by the Bank in exercising, any right or any remedy, whether under this Agreement, at law or otherwise shall constitute a waiver of any such right or remedy. Any waiver by the Collateral Agent of compliance with a requirement of this Agreement, or of any right or any remedy, shall be effective only if in a writing signed by the Collateral Agent, and shall be limited to the specific instance for which such waiver was granted and shall not constitute a waiver of such compliance, right or remedy in the future or of compliance with any other requirement, or of any other right or remedy, whether under this Agreement or otherwise.

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(j) If, as a result of any restatement of or other adjustment to the financial statements of Borrower or for any other reason, Borrower or the Lenders determine that (i) the Financial Covenant used in the definition “Applicable Margin” as calculated by Borrower as of any applicable date was inaccurate and (ii) a proper calculation of such Financial Covenant would have resulted in higher pricing for such period, Borrower shall immediately and retroactively be obligated to pay to Agent for the account of the applicable Lenders, promptly on demand by Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States, automatically and without further action by Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of Agent or any Lender, as the case may be, under Section 8 (inclusive) hereunder or otherwise. Borrower’s obligations under this paragraph shall survive the termination of the Commitments and the repayment of the Aggregate Loans and all other Obligations hereunder.

3.2 Conversion and Continuation Options. With respect to Revolving Credit Loans:

(a) The Borrower may elect from time to time to convert outstanding Eurodollar Loans (in whole or in part) to Base Rate Loans by giving the Administrative Agent at least two (2) Business Days’ prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert outstanding Base Rate Loans (in whole or in part) to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, at least three Business Days’ prior to the proposed conversion date. Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. All or any part of outstanding Eurodollar Loans and Base Rate Loans may be converted as provided herein, provided that (i) no Base Rate Loan may be converted into a Eurodollar Loan when any Default or Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion that such conversion is not appropriate, (ii) any such conversion may only be made if, after giving effect thereto, Section 3.3 shall not have been violated, and (iii) no Base Rate Loan may be converted into a Eurodollar Loan after the date that is one month prior to the Revolving Credit Termination Date or the Term Loan Maturity Date, as applicable.

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(b) Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Administrative Agent of the length of the next Interest Period to be applicable to such Loans determined in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, provided that no Eurodollar Loan may be continued as such (i) when any Default or Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion that such continuation is not appropriate, (ii) if, after giving effect thereto, Section 3.3 would be contravened or (iii) after the date that is one month prior to the Revolving Credit Termination Date or the Term Loan Maturity Date, as applicable; and provided, further, that if the Borrower shall fail to give such notice or if such continuation is not permitted pursuant to the preceding proviso, such Eurodollar Loans shall automatically be converted to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any notice pursuant to this Section 3.2(b), the Administrative Agent shall promptly notify each Lender thereof.

3.3 Minimum Amounts of Tranches. All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, (a) for the Revolving Credit Loans (i) the aggregate principal amount of the Eurodollar Loans comprising each Tranche shall be equal to $1,000,000 or an integral multiple thereof and (ii) there shall not be more than three (3) Tranches at any one time outstanding; and (b) for the Term Loans (i) the aggregate principal amount of the Eurodollar Loans comprising the Term Loans shall be equal to the remaining principal balance of each Term Loan and (ii) there shall not be more than one (1) Tranche for each Term Loan at any one time outstanding.

3.4 Optional and Mandatory Prepayments.

(a) The Borrower may at any time and from time to time prepay the Loans, in whole or in part, upon at least three (3) Business Days’ irrevocable notice to the Administrative Agent (in the case of Eurodollar Loans) and at least one (1) Business Day’s irrevocable notice to the Administrative Agent (in the case of Base Rate Loans), specifying the date and amount of prepayment and whether the prepayment is of Eurodollar Loans, Base Rate Loans or a combination thereof, and, in each case if a combination thereof, the amount allocable to each. Upon the receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein. Partial prepayments of the Loans shall be in an aggregate principal amount of $50,000 or an integral multiple thereof.

(b) Amounts to be applied in connection with prepayments made pursuant to this Section shall be applied to the prepayment of the Term Loans in accordance with Section 3.8(a)(ii) and shall be made, first, to Base Rate Loans and, second, to Eurodollar Loans.

(c) If, at any time during the Revolving Credit Commitment Period, for any reason the Aggregate Revolving Credit Outstanding of all the Revolving Lenders exceeds the Aggregate Revolving Credit Commitments then in effect, or the Aggregate Revolving Credit Outstanding of any Lender exceeds the Revolving Credit Commitment of such Lender then in effect, the Borrower shall, without notice or demand, immediately prepay the Revolving Credit Loans, in an aggregate amount at least sufficient to eliminate any such excess.

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(d) On each date on which the Revolving Credit Loans exceed any borrowing limitations set forth herein, the Borrower shall repay or prepay such principal amount of the outstanding Revolving Credit Loans, if any (together with interest accrued thereon and any amount due under this Section 3.4), as may be necessary so that after such payment the Revolving Credit Loans do not exceed such borrowing limitations. Each such payment or prepayment shall be applied ratably to the Revolving Credit Loans of the Lenders outstanding on the date of payment or prepayment, first, to Base Rate Loans, and, next, to Eurodollar Loans.

(e) Contemporaneously upon receipt of Net Cash Proceeds in excess of $500,000, unless a Default or Event of Default then exists (in which event, Section 3.8 shall be controlling), the Borrower shall pay to the Administrative Agent an amount equal to: (i) the sum of (x) seventy-five percent (75%) of all Net Cash Proceeds in the aggregate in any Fiscal Year from the disposition of assets whether or not such assets are Collateral hereunder, other than Inventory Collateral and Sold Receivables, plus (y) seventy-five percent (75%) of the Net Cash Proceeds in the aggregate in any Fiscal Year from the disposition of Equipment Collateral, and Properties to the extent such Net Cash Proceeds are not used substantially simultaneously to replace such disposed Equipment Collateral and disposed Properties with new Equipment Collateral, or new Properties, as the case may be, and (ii) seventy-five percent (75%) of the Net Cash Proceeds from the incurrence of Indebtedness. Such payment shall be accompanied by a detailed calculation showing all deductions from gross proceeds in order to arrive at Net Cash Proceeds, as well as amounts used or reserved for the purchase of replacement Equipment Collateral, if applicable. All such payments from Net Cash Proceeds shall be applied, first, (A) pro rata, to either (1) prepay the Term Loans then outstanding, in prepayment of the principal installments thereof in inverse order of maturity, or (2) to deposit such amount into a bank account held by and pledged (as additional collateral for the Loans and any related interest rate swap obligations) to the Agent on behalf of the Term Lenders on terms and documentation satisfactory to Agent and its counsel; and (B) next, as to any remainder, to the Revolving Credit Loans.

(f) Each prepayment of Loans pursuant to this Section 3.4 shall be accompanied by accrued and unpaid interest on the amount prepaid to the date of prepayment and any amounts payable under Section 3.11 or 3.15 in connection with such prepayment.

(g) Each prepayment of any Term Loan shall be subject to any breakage costs for prepayments pursuant to the Master Agreement.

(h) Upon Borrower’s receipt of each Contract Termination Payment (if any), Borrower shall comply with the prepayment or cash security provisions of Section 2.7.

(i) If the Borrower decides to proceed with a public offering of its stock and (1) raises $10,000,000 or more, and (2) after giving effect to the receipt of the net proceeds of such public offering Borrower’s Leverage Ratio is 2.0 or more, Borrower shall then promptly utilize an amount equal to 25% of Borrower’s Net Cash Proceeds from such offering to pay down the outstanding Revolving Credit Loans.

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3.5 Commitment Fees; Other Fees.

(a) The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Revolving Credit Commitment Percentage, a commitment fee equal to the Commitment Fee set forth in the Applicable Percentage definition times the actual daily amount by which the Aggregate Revolving Credit Commitment exceeds the Aggregate Revolving Credit Outstanding. The commitment fee shall accrue at all times during the relevant period that the Revolving Credit Commitments are outstanding including at any time during which one or more of the conditions in Section 5 (inclusive) is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date and on the last day of the availability period.

(b) The Borrower shall pay to the Agent for the pro rata account of each Lender on the Closing Date the up front fees set forth in the Agent Fee Letter and the fee letter dated the date hereof with each Lender (other than the Agent). Such fees shall be fully earned when paid and shall be nonrefundable for any reason whatsoever.

(c) Borrower shall pay to Agent for Agent’s own account, fees in the amounts and at the times specified in the letter agreement, dated the date hereof (the “Agent Fee Letter”), between Borrower and Agent. Such fees shall be fully earned when paid and shall be nonrefundable for any reason whatsoever.

3.6 Computation of Interest and Fees.

(a) Interest and fees shall be calculated on the basis of a 360-day year for the actual days elapsed (including the first day but excluding the last day). The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in the Base Rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower deliver to the Borrower a statement showing in reasonable detail the calculations used by the Administrative Agent in determining any interest rate pursuant to Section 3.1.

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3.7 Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent has received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Eurodollar Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter. If such notice is given (i) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans in U.S. Dollars, (ii) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Loans shall be converted to or continued as Base Rate Loans and (iii) any outstanding Eurodollar Loans shall be converted on the last day of such Interest Period to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Base Rate Loans to Eurodollar Loans.

3.8 Pro Rata Treatment and Payments.

(a) (i) Each borrowing of Loans by the Borrower from the Lenders hereunder shall be made pro rata according to the Term Loan Percentages or Revolving Credit Commitment Percentages, as applicable, of the relevant Lenders in effect on the date of such borrowing.

(ii) Each payment (including each prepayment) by the Borrower, on account of principal of and interest on the Term Loans shall be made pro rata according to the respective outstanding principal amounts of the Term Loans then held by the Term Lenders. The amount of each principal prepayment of the Term Loans shall be applied in inverse order of maturity to reduce the then remaining installments of the Term Loans pro rata based upon the respective then outstanding principal amounts thereof. Amounts prepaid on account of the Term Loans may not be reborrowed.

(iii) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Credit Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans then held by the Revolving Lenders.

(iv) Each payment by the Borrower on account of any commitment fee hereunder shall be allocated by the Administrative Agent among the Revolving Lenders pro rata in accordance with the Revolving Credit Commitment Percentages of the Lenders as of such date.

(v) Any reduction of the Revolving Credit Commitments of the Lenders shall be allocated by the Administrative Agent among the Lenders pro rata according to the Revolving Credit Commitment Percentages of the Lenders on the date of such reduction. Any increase of the Revolving Credit Commitments of the Lenders shall be allocated in accordance with Section 2.8 hereof.

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(vi) All payments (including prepayments) to be made by the Borrower in respect of Loans hereunder, whether on account of principal, interest, fees or otherwise, shall be made without set-off or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders entitled thereto, at the Administrative Agent’s office specified in Section 10.2, in U.S. Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders entitled to receive the same promptly upon receipt in like funds as received.

(vii) If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity of such payment shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(b) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a Borrowing Date that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate per annum equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days of such Borrowing Date, the Borrower shall repay such Lender’s share of such borrowing (together with interest thereon from the date such amount was made available to the Borrower) at the rate per annum applicable to Base Rate Loans hereunder to the Administrative Agent not later than three (3) Business Days after receipt of written notice from the Administrative Agent specifying such Lender’s share of such borrowing that was not made available to such Administrative Agent, and the Borrower shall have the right to pursue any remedies against such Lender for its failure to make its portion of such borrowing available.

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(c) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to a date on which a payment is due from the Borrower hereunder that the Borrower will not make such payment available to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Lenders a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the due date therefor, each applicable Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate per annum equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(d) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any of the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (c) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then, in each case under clauses (a) and (b) above, the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(1) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(2) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

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3.9 Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Legal Requirement or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be cancelled until such time as it shall no longer be unlawful for such Lender to make or maintain the affected Loans and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Eurodollar Loans or within such earlier period as may be required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.11.

3.10 Increased Costs.

(a) In the event that the adoption of or any change in any Legal Requirement (or in the interpretation or application thereof) or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority:

(i) does or shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Note, any Loans made by it, or change the basis of taxation of payments to such Lender of principal, fees, interest or any other amount payable hereunder (except for (A) changes in the rate of tax on the overall net income or profits of such Lender, (B) any tax to the extent that the Borrower is or would be required to pay an additional amount with respect to such tax under Section 3.12 or (C) any tax with respect to which the Borrower would not be required to pay an additional amount under Section 3.12 because payment of such additional amount with respect to such tax would be specifically excluded thereunder);

(ii) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender which are not otherwise included in the determination of the Eurodollar Rate; or

(iii) does or shall impose on such Lender any other condition affecting this Agreement or the Loans made by any Lender; and the result of any of the foregoing is to increase the cost to such Lender, by any amount which such Lender deems to be material, of making, renewing, maintaining or participating in advances or extensions of credit or to reduce any amount receivable hereunder, in each case in respect of its Loans, then, in any such case, the Borrower shall promptly pay such Lender, upon receipt of its demand setting forth in reasonable detail, any additional amounts necessary to compensate such Lender for such additional cost or reduced amount receivable, together with interest on each such amount from the date two (2) Business Days after the date demanded until payment in full thereof at the Base Rate. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and payment of all amounts outstanding hereunder for a period of one (1) year.

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(b) The Borrower will pay any Lender, on demand, for such Lender’s costs or losses arising from any Change in Law which are allocated to this Agreement or any credit outstanding under this Agreement. The allocation will be made as determined by such Lender, using any reasonable method. The costs include, without limitation, the following:

(i) any reserve or deposit requirements (excluding any reserve requirement already reflected in the calculation of the interest rate in this Agreement); and

(ii) any capital requirements relating to the Lender’s assets and commitments for credit.

“Change in Law” means the occurrence, after the date of this Agreement, of the adoption or taking effect of any new or changed law, rule, regulation or treaty, or the issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives issued in connection with that Act, and (y) all requests, rules guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

(c) Any request by any Lender for compensation under this Section 3.10 shall be accompanied by a certificate of a duly authorized officer of such Lender setting forth such information and calculations supporting such request as such Lender shall customarily provide in similar situations.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.10 shall not constitute a waiver of such Lender’s right to demand such compensation.

3.11 Indemnity. Without duplication of the provisions of Section 3.15, the Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in payment when due of the principal amount of or interest on any Loans of such Lender, (b) default by the Borrower in making a borrowing, continuation or conversion after the Borrower has given a notice of borrowing, a notice of continuation or a notice of conversion in accordance with this Agreement, (c) default by the Borrower in making any prepayment after the Borrower has given a notice in accordance with this Agreement or (d) the making of a prepayment, continuation or conversion of a Eurodollar Loan on a day which is not the last day of an Interest Period with respect thereto, including, without limitation, in each case, any such loss or expense arising from the reemployment of funds obtained by it to maintain its Eurodollar Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained, but excluding, in each case, lost profit. A certificate as to any amounts payable pursuant to this Section 3.11, submitted by a Lender to the Borrower shall be conclusive in the absence of manifest error. This covenant shall survive termination of this Agreement and payment of all amounts outstanding hereunder.

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3.12 Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, accompanied by a certificate setting forth the nature and calculation of the amounts being demanded, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Each Lender shall indemnify the Administrative Agent within 10 days after demand therefor, for the full amount of any Excluded Taxes attributable to such Lender that are payable by the Administrative Agent and reasonable expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.

(e) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

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(f) Any Lender that is entitled to an exemption from or reduction of any applicable withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, in the case of any withholding tax other than U.S. federal withholding tax the completion, execution and submission of such forms shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

Without limiting the generality of the foregoing, any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (D) the interest payment in question are not effectively connected with the United States trade or business conducted by such Lender (a “U.S. Tax Compliance Certificate”) and (y) duly completed copies of Internal Revenue Service Form W-8BEN,

(iv) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), an Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, U.S. Tax Compliance Certificate, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of such beneficial owner(s), or

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(v) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

Each Lender agrees that if any form or certification it previously delivered by it expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) If the Administrative Agent or a Lender has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.12, it shall pay over such refund to the Borrower as determined in good faith by the Administrative Agent or such Lender in its sole commercially reasonable discretion (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.12 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 3.12 shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

3.13 Use of Proceeds. The proceeds of the Loans shall be used to fund the refinancing of existing revolving and term indebtedness payable to the Existing Lender pursuant to the Existing Credit Agreement, pay fees, commissions, and expenses in connection therewith, and for the general working capital and general corporate purposes of the Borrower and its Subsidiaries.

3.14 Change in Lending Office; Replacement of Lender.

(a) Each Lender agrees that if it makes any demand for payment under Section 3.10 or 3.12, or if any adoption or change of the type described in Section 3.9 shall occur with respect to it, it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its sole discretion) to designate a different lending office or to assign its rights and obligations hereunder to another of its offices, branches or affiliates if such designation or assignment would reduce or obviate the need for the Borrower to make payments under Section 3.10 or 3.12, or would eliminate or reduce the effect of any adoption or change described in Section 3.9.

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(b) If any Lender requests any payment under Section 3.10 or 3.12, the Borrower shall have the right to replace such Lender with one or more replacement lenders, each of which shall be reasonably acceptable to the Administrative Agent; provided that (i) the Borrower shall repay (or the replacement lender shall purchase) all Loans and other amounts owing hereunder to such replaced Lender on or prior to the date of replacement, (ii) until such time as such replacement shall be consummated, the Borrower shall pay additional amounts (if any) required pursuant to Section 3.10 or 3.12 for the period prior to replacement and (iii) any such replacement shall not be deemed to be a waiver of any rights which the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

3.15 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including, without limitation, as a result of an Event of Default), (b) the conversion of any Eurodollar other than on the last day of an Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be the amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Eurodollar Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan) over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 3.15 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof. The Lender is authorized (but not obligated) to debit any deposit account of the Borrower now or hereafter maintained by the Borrower with the Lender to pay any such amount that is not paid when due.

3.16 Evidence of Debt.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Revolving Credit Loan or Term Loan of such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement.

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(b) The Administrative Agent shall maintain the Register pursuant to Section 10.6(b), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Revolving Credit Loan or Term Loan made hereunder, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of the Revolving Credit Loans or Term Loans and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of the Revolving Credit Loans or Term Loans and each Lender’s share thereof.

(c) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 3.16(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender to maintain such account or the Administrative Agent to maintain the Register, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(d) The Borrower agrees that it will, upon the request of any Term Lender, execute and deliver to such Lender a promissory note of the Borrower evidencing the Term Loans owed by it, substantially in the form attached hereto as Exhibit A-1 with appropriate insertions as to date and principal amount and indicating the Term Loan Percentage of such Term Lenders (each, a “Term Loan Note”). The Borrower agrees that it will, upon the request of any Revolving Lender, execute and deliver to such Lender a promissory note of the Borrower evidencing the Revolving Credit Commitment of such Lender, substantially in the form attached hereto as Exhibit A-2 with appropriate insertions as to date and principal amount (each, a “Revolving Credit Note”); provided that any Revolving Credit Note previously delivered to such Lender (or any predecessor thereof) has been returned to the Borrower and marked cancelled or an affidavit or lost or destroyed Note (in form reasonably acceptable to the Borrower) is executed and delivered by such requesting Lender in lieu of such Note.

ARTICLE IV: REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into this Agreement and to make the Loans, the Borrower represents and warrants to the Agent and to each Lender that:

4.1 Financial Condition; Accuracy of Information. Except as set forth on Schedule 4.1 during the period from September 30, 2012 to and including the date hereof, there has been no sale, transfer or other disposition by the Borrower of any material part of its business or property and no purchase or other acquisition of any business or property (including any capital stock of any other Person) material in relation to the financial condition of the Borrower on September 30, 2012, other than the sale of inventory in the ordinary course of business

4.2 No Change. Since September 30, 2012, there has been no development or event which has had or would reasonably be expected to have a Material Adverse Effect.

4.3 Corporate Existence; Compliance with Law. Each Loan Party and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign entity and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified in any such jurisdiction could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

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4.4 Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and to borrow and obtain other extensions of credit hereunder and has taken all necessary action to authorize the borrowings and other extensions of credit hereunder on the terms and conditions of this Agreement and any Notes and to authorize the execution, delivery and performance of the Loan Documents to which it is a party. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required as a condition precedent to the borrowings or other extensions of credit hereunder or the execution, delivery, performance, validity or enforceability of the Loan Documents. This Agreement has been, and each other Loan Document to which it is a party will be, duly executed and delivered on behalf of each Loan Party that is a party hereto or thereto. This Agreement constitutes, and each other Loan Document to which it is a party constitutes, a legal, valid and binding obligation of each Loan Party that is a party hereto or thereto, enforceable against such Loan Party in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

4.5 No Legal Bar. The execution, delivery and performance by the Borrower of the Loan Documents, the borrowings and other extensions of credit hereunder and the use of the proceeds thereof will not (a) violate any Requirement of Law or Contractual Obligation of any Loan Party or of any of its Subsidiaries except (other than with respect to Security Documents or the organizational and governing documents of such Loan Party or Subsidiaries), as would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect, or (b) result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation (other than those Liens created by the Loan Documents).

4.6 No Material Litigation. Except as set forth on Schedule 4.6, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Loan Parties, threatened by or against any Loan Party or any of its Subsidiaries or against any of its or their respective properties or revenues (a) with respect to any of the Loan Documents and the other transactions contemplated hereby or thereby, or (b) which would reasonably be expected to have a Material Adverse Effect.

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4.7 No Default. No Loan Party or any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.8 Ownership of Property; Liens. Each of the Loan Parties and its Subsidiaries has good record and marketable title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, except to the extent that the failure to have such title would not have a Material Adverse Effect. None of such property is subject to any Lien except as permitted by Section 7.3. With respect to real property or interests in real property, as of the Closing Date, the Borrower or its Subsidiaries have (i) fee title to all of the real property listed on Schedule 4.8 under the heading “Fee Properties”, and (ii) good and valid title to the leasehold estates in all of the real property leased by it and listed on Schedule 4.8 under the heading “Leased Properties”, in each case free and clear of all mortgages, liens, security interests, easements, covenants, rights-of-way and other similar restrictions of any nature whatsoever, except (A) Liens permitted pursuant to Section 7.3, (B) as to leased property, the terms and provisions of the respective lease therefor and any matters affecting the fee title and any estate superior to the leasehold estate related thereto, and (C) title or lease defects, or leases or subleases granted to others, which are not material to the fee properties or the leased properties, as the case may be, taken as a whole.

4.9 Intellectual Property. Each Loan Party, and each of its Subsidiaries, owns, or is licensed to use or otherwise has the right to use, all trademarks, trade names, copyrights, patents, domain names, trade secrets and other proprietary information that it uses in the conduct of its business as currently conducted except for those for which the failure to own or license which would not reasonably be expected to have a Material Adverse Effect (the “Intellectual Property”). To the knowledge of each Loan Party, no claim has been asserted and is pending or is threatened to be asserted by any Person challenging or questioning the use of any material Intellectual Property or the validity or enforceability of any such Intellectual Property which would reasonably be expected to have a Material Adverse Effect, nor does any Loan Party know of any valid basis for any such claim. The use of such Intellectual Property by each Loan Party and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

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4.10 Taxes. Except as disclosed in Schedule 4.10, each Loan Party, and each of its Subsidiaries, has filed or caused to be filed all material tax returns which are required to be filed (and each such tax return is true and correct in all material respects) and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of such Loan Party or its Subsidiaries, as the case may be), and no tax Lien has been filed, and, to the knowledge of the Loan Parties, no claim is being asserted, with respect to any such tax, fee or other charge, in each case other than to the extent that any such failure to act or existence of claim would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.11 Federal Regulations. No part of the proceeds of any Loans, will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board as now and from time to time hereafter in effect. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in said Regulation U, as the case may be.

4.12 ERISA

(a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan by more than $250,000 and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by more than $250,000.

(b) Except as would not reasonably be expected to result in a Material Adverse Effect, (i) each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, and (ii) neither the Borrower nor any Subsidiary have incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan.

4.13 Investment Company Act; Other Regulations. The Borrower is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended. The Borrower is not subject to regulation under any Federal or State statute or regulation (other than Regulation X of the Board) which limits its ability to incur Indebtedness.

4.14 Subsidiaries. Schedule 4.14 sets forth all Subsidiaries (if any) of the Borrower.

4.15 Environmental Matters. Except to the extent that all of the following, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

(a) The facilities and properties owned, leased or operated by each Loan Party or any of its Subsidiaries (the “Properties”) do not contain any Hazardous Materials in amounts or concentrations which (i) constitute a violation of, or (ii) could reasonably be expected to give rise to liability under, any Environmental Law.

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(b) The Properties and all operations at the Properties are in compliance in all material respects with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by any Loan Party or any of its Subsidiaries (the “Business”) which could materially interfere with the continued operation of the Properties.

(c) Neither any Loan Party nor any of its Subsidiaries has received any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding any Environmental Laws with regard to any of the Properties or the Business, nor does any Loan Party have knowledge that any such notice will be received or is being threatened.

(d) No Hazardous Materials have been transported or disposed of from the Properties in violation of, or in a manner or to a location which could reasonably be expected to give rise to liability under, any Environmental Law, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law.

(e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Loan Party, threatened, under any Environmental Law to which any Loan Party or any Subsidiary thereof is or will be named as a party with respect to the Properties or the Business, nor are there any decrees, orders or agreements which impose obligations, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.

(f) There has been no release or threat of release of Hazardous Materials at, under or from the Properties, or arising from or related to the operations of any Loan Party or any Subsidiary thereof in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that could reasonably be expected to give rise to liability under Environmental Laws.

4.16 Solvency. Each Loan Party is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be, Solvent.

4.17 Security Documents. The Security Agreements are effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral described, and as defined, therein, subject only to Liens (if any) permitted hereunder, and proceeds thereof.

4.18 Insurance. Schedule 4.18 sets forth a true, complete and correct summary description of all material insurance maintained by each Loan Party. Such insurance is in full force and effect and all premiums have been duly paid. Each Loan Party has insurance through insurers it reasonably believes to be of recognized financial responsibility covering its properties, operations, personnel and businesses, including business interruption insurance, which insurance is in amounts and insures against such losses and risks as it reasonably believes are adequate to protect it and its Subsidiaries and their respective businesses; and neither the Borrower nor any of its Subsidiaries has received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance.

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4.19 OFAC. Neither any Loan Party, nor any Subsidiary of any Loan Party, nor any Affiliate of any Loan Party, is (a) named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control available at http://www.treas.gov/offices/eotffe/ofac/sdn/index.html, or (b)(i) an agency of the government of a country, (ii) an organization controlled by a country, or (iii) a Person resident in a country that is subject to a sanctions program identified on the list maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time, as such program maybe be applicable to such agency, organization or Person, and the proceeds from the credit extensions made pursuant to this Agreement will not be used to fund any operations in, finance any investments or activities in, or make any payments to, any such country or Person.

ARTICLE V: CONDITIONS PRECEDENT

5.1 Conditions to Closing Date. The Closing Date shall occur on the date of satisfaction of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received (i) this Agreement (inclusive of all exhibits, and attachments), executed and delivered by a duly authorized officer of the Borrower, with a counterpart or a conformed copy for each Lender, (ii) the Security Documents, executed and delivered by a duly authorized officer of each party thereto, with a counterpart or a conformed copy for each Lender, and (iii) signed Term Loan Notes and Revolving Credit Notes for the account of each Lender that shall so request, executed and delivered by a duly authorized officer of the Borrower and (iv) executed counterparts of all other Loan Documents.

(b) Existing Credit Agreement. The Existing Credit Agreement shall have been (i) refinanced, increased, amended and restated hereby, (ii) all indebtedness, liabilities and obligations outstanding thereunder shall have been refinanced with the proceeds of the Loans and (iii) the Existing Credit Agreement shall have been terminated, superceded, restated and of no further force or effect after the Closing Date.

(c) Closing Date Certificate. The Administrative Agent shall have received, with a copy for each Lender, a certificate of each of the Borrower and the other Loan Parties, dated the Closing Date, substantially in the form attached hereto as Exhibit E, with appropriate insertions and attachments satisfactory in form and substance to the Administrative Agent, executed by the President of the Borrower or the relevant Loan Party, as applicable.

(d) Corporate Proceedings of the Borrower. The Administrative Agent shall have received, with a counterpart for each Lender, a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors of the Borrower authorizing (i) the execution, delivery and performance of this Agreement and (ii) the borrowings contemplated hereunder, certified by the Secretary or an Assistant Secretary of the Borrower as of the Closing Date, which certificate shall be in form and substance satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

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(e) Officers’ Certificate of the Borrower. The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of the Borrower dated the Closing Date, as to the incumbency and signature of the officers of the Borrower executing any Loan Document satisfactory in form and substance to the Administrative Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of the Borrower.

(f) Corporate Proceedings of Subsidiaries. The Administrative Agent shall have received, with a counterpart for each Lender, a copy of the resolutions, in form and substance satisfactory to the Administrative Agent, of the Board of Directors of each other Subsidiary of the Borrower which is a party to a Loan Document authorizing the execution, delivery and performance of the Loan Documents to which it is a party, certified by the Secretary or an Assistant Secretary of each such Subsidiary as of the Closing Date, which certificate shall be in form and substance satisfactory to the Administrative Agent and shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded.

(g) Subsidiary Incumbency Certificates. The Administrative Agent shall have received, with a counterpart for each Lender, a certificate of each other Subsidiary of the Borrower which is a party to a Loan Document, dated the Closing Date, as to the incumbency and signature of the officers of such Subsidiary, satisfactory in form and substance to the Administrative Agent, executed by the President or any Vice President and the Secretary or any Assistant Secretary of each such Subsidiary.

(h) USA Subordination Agreement. The Administrative Agent and the Borrower shall have entered into the USA Subordination Agreement or any reaffirmation thereof.

(i) Insurance Certificates. The Bank shall have received insurance certificates and paid receipts (i) naming the Agent on behalf of the Lenders as loss payee, evidencing personal property coverage (for inventory and equipment) on ACORD Form 28 and general liability coverage on ACORD Form 25, and (ii) such other certificates necessary to show compliance with Section 6.5.

(j) Interest in First Term Loan. The conditions in Section 2.5 shall have been satisfied.

(k) Corporate Documents. The Administrative Agent shall have received, with a counterpart for each Lender, true and complete copies of the certificate of incorporation and by-laws of each Loan Party, certified as of the Closing Date as complete and correct copies thereof by the Secretary or an Assistant Secretary of such Loan Party.

(l) Fees. The Arranger, the Agent and the Lenders shall have received all invoiced fees, costs, expenses and compensation required to be paid on the Closing Date (including fees payable under the Agent Fee Letter, any fee letter with the Lenders and the reasonable fees, disbursements and other charges of legal counsel to the Arranger and the Lenders and expenses of appraisers, consultants and other advisors to the Arranger and the Lenders and who have been approved by the Borrower).

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(m) Legal Opinions. The Administrative Agent shall have received, with a counterpart for each Lender, the executed legal opinion of Graubard Miller, special counsel to the Borrower and the other Loan Parties, substantially in the form attached hereto as Exhibit E.

(n) Actions to Perfect Liens. The Administrative Agent shall have received evidence in form and substance satisfactory to it that all filings, recordings, registrations and other actions, including, without limitation, the filing of duly executed financing statements on form UCC-1 or UCC-3 necessary or, in the opinion of the Administrative Agent, desirable to perfect or continue the Liens created by the Security Documents shall have been completed or shall continue to be in full force and effect.

(o) Lien Searches. The Administrative Agent shall have received the results of a recent search by a Person satisfactory to the Administrative Agent of the Uniform Commercial Code filings which may have been filed with respect to personal property of each Loan Party and each patent, trademark or copyright recorded with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and such search shall reveal no material liens on any of the assets of such Loan Party except for liens created by the Security Documents or Liens permitted by the Loan Documents.

(p) Consents, Licenses and Approvals. All governmental and material third party approvals necessary in connection with the execution, delivery and performance of the Loan Documents shall have been obtained and be in full force and effect or shall continue to be in full force and effect.

(q) Litigation. There shall be no litigation or administrative proceeding or proposed or pending regulatory changes in law or regulations applicable to the Borrower or its Subsidiaries, that would reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the parties to consummate the execution, delivery and performance of the Loan Documents and the borrowings hereunder.

(r) Indebtedness. Immediately after giving effect to the Extensions of Credit on the Closing Date, the Borrower and its Subsidiaries shall not have outstanding Indebtedness for borrowed money or preferred stock other than (w) Indebtedness under the Loan Documents, (x) Indebtedness permitted hereunder, (y) Indebtedness as set forth on Schedule 7.2 and (z) other Indebtedness for borrowed money not enumerated above, not to exceed $500,000.

(s) Documentation: Projections. The Lenders have received such other legal opinions, corporate documents and other instruments and/or certificates as they may reasonably request, including, but not limited to, projections of Borrower’s balance sheet, income statement, and statement of cash flow, (consistent with the proposed structure and advance rates), through the fiscal year ended December 31, 2016, in a form acceptable to the Administrative Agent.

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(t) Material Adverse Change. Since September 30, 2012, there has been no development or event which has had or would reasonably be expected to have a Material Adverse Effect.

(u) Landlord Waiver and Consent. The Administrative Agent shall have received a Landlord Waiver and Consent from the landlord with respect to the premises at 91 Heartland Boulevard, Edgewood, New York, reasonably satisfactory in form and substance to Administrative Agent and its counsel.

(v) Execution by Lenders. This Agreement shall have been executed and delivered by each Lender hereunder.

5.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any Extension of Credit requested to be made by it on any date (including, without limitation, the Closing Date), is subject to the receipt of a notice of request for a Term Loan or a Revolving Credit Loan, as applicable, and the satisfaction of the following conditions precedent as of the date such Extension of Credit is requested to be made:

(a) Representations and Warranties. Each of the representations and warranties made by each of the Loan Parties in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, other than any such representations and warranties that, by their terms, refer to a specific date other than such date, in which case as of such specific date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or immediately after giving effect to the Extension of Credit requested to be made on such date.

Each request by the Borrower for an Extension of Credit to be made to the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such Extension of Credit that the conditions contained in this Section 5.2 have been satisfied.

ARTICLE VI: AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments (or any of them) remain in effect, any Loan remains outstanding and unpaid or any other amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document, the Borrower shall and shall cause each of its Subsidiaries to:

6.1 Financial Statements. Furnish to each Lender:

(a) As soon as available, but in any event, within ninety (90) days after the end of each fiscal year, or, if earlier, within fifteen (15) days after the date (without extension) required to be filed with the SEC, audited consolidated financial statements of Borrower and its Subsidiaries as of the end of such year, fairly presenting Borrower's and its Subsidiaries' financial position, which statements shall consist of a balance sheet and related statements of income, retained earnings, and cash flow covering the period of Borrower's immediately preceding fiscal year, and which shall be prepared by Borrower in accordance with GAAP consistently applied and audited by independent certified public accountants (the “Auditors”) reasonably satisfactory to the Administrative Agent; such statements shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit. Administrative Agent and the Lenders hereby accept Cohn Reznick LLP, CPAs as the Borrower’s Auditors. At the same time, Borrower shall deliver to each Lender (i) internally prepared consolidating financial statements of Borrower and its Subsidiaries, and (ii) a covenant compliance certificate certifying that there are no defaults to the Loan Documents in the form of Exhibit F attached hereto and made a part hereof and otherwise in form and substance reasonably satisfactory to the Administrative Agent, executed by a Financial Officer of Borrower. All such financial statements and other documents delivered to each Lender are to be certified as accurate by a Financial Officer of Borrower.

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(b) Within forty-five (45) days of each first, second and third fiscal quarter of each fiscal year, or if earlier, within five (5) days after the date (without extension) required to be filed with the SEC, consolidated financial statements of Borrower and its Subsidiaries as of the end of such period, fairly presenting Borrower's and its Subsidiaries' financial position, and internally prepared consolidating financial statements of Borrower and its Subsidiaries. At the same time, the Borrower shall deliver to the each Lender a covenant compliance certificate certifying that there are no defaults to the Loan Documents in the form of Exhibit F attached hereto and made a part hereof and otherwise in form and substance reasonably satisfactory to the Administrative Agent, executed by a Financial Officer of Borrower. All such reports shall be in such detail as the Administrative Agent shall request and shall be prepared in accordance with GAAP consistently applied and shall be signed and certified to be correct by the Financial Officer of Borrower.

(c) Within twenty (20) days after the end of each month, a schedule of projects in which the Borrower is then involved (each a “Work-in-Progress Schedule”), in form and substance satisfactory to the Administrative Agent and including, without limitation: (y) an identification of each project by name or project number, and (z) the contract price for each such project (including any change orders), the costs incurred to date, gross profit to date, contract billings to date, costs and estimated earnings in excess of billings and billings in excess of costs and estimated earnings, and costs to complete. The Work-in-Progress Schedule will include contract revenues earned and contract costs for the period reported. Each such Work-in-Progress Schedule shall be certified by the chief financial executive officer of the Borrower as being true, correct and complete to the best of such officer’s knowledge.

(d) With each corresponding Work-in-Progress Schedule as specified in Section (c) above, an accounts receivable aging schedule in form and detail reasonably acceptable to Administrative Agent.

(e) As soon as available and in any event within forty-five (45) days after the end of the calendar year, a pro forma budget for the succeeding Fiscal Year, containing an income statement, balance sheet and statement of cash flow.

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(f) Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the SEC, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be.

(g) Promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the Borrower or any Subsidiary as the Administrative Agent (or any Lender through the Administrative Agent) may reasonably request.

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except that interim statements may exclude detailed footnote disclosure in accordance with standard practice).

6.2 Certificates; Other Information. Furnish to each Lender:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.1(a) and 6.1(b), a certificate of a Responsible Officer of the Borrower stating that, to the best of such officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to be observed, performed or satisfied by it, and that such officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate; and in the case of financial statements referred to in Sections 6.1(a) and 6.1(b), including calculations and information demonstrating in reasonable detail compliance with the requirements of Section 7.1; and

(b) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

6.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature (including taxes), except where the failure to pay, discharge or otherwise satisfy such obligations would not have a Material Adverse Effect and the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be.

6.4 Maintenance of Existence. Preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except as otherwise permitted pursuant to Section 7.5; and comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith would not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

6.5 Maintenance of Property; Insurance. Keep all property material to the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, in good working order and condition; maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to each Lender, upon written request, full information as to the insurance carried.

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6.6 Inspection of Property; Books and Records; Discussions. Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and, following reasonable written notice, permit representatives of any Lender or their agents to visit and inspect any of its properties and examine and make abstracts from any of its books and records during normal business hours (a “Field Audit”) at the expense of the Borrower, and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers of the Borrower and its Subsidiaries and, in the presence of an officer of the Borrower, with its employees and independent certified public accountants. Prior to an Event of Default such Field Audits shall be limited (in aggregate for all Lenders) to once in each twelve (12) month period.

6.7 Notices. Promptly give notice to the Administrative Agent (who shall promptly notify each Lender) of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of the Borrower or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, would reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding (including without limitation any notice of violation, alleged violation, liability or potential liability under any Environmental Law) that is filed or commenced (in each case after the Closing Date) affecting the Borrower or any of its Subsidiaries in which the amount claimed by the plaintiff is $500,000 or more and not covered by insurance;

(d) any ERISA Event, that alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a liability of the Borrower and its Subsidiaries in an amount exceeding $250,000 (as soon as possible and in any event within 30 days after any Loan Party knows or has reason to know thereof); and

(e) any development or event which has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

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6.8 Environmental Laws.

(a) Comply with, and ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that any failures could not, in the aggregate, reasonably be expected to have a Material Adverse Effect or to result in the payment of an amount of more than $250,000.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect.

6.9 Additional Subsidiaries; Additional Collateral.

(a) With respect to any Domestic Subsidiary created or acquired after the Closing Date by the Borrower, promptly cause such Subsidiary to execute a Guaranty Agreement and Security Agreement, securing the Obligations as described in the Guaranty Agreement and Security Agreement and covering the types of assets covered by the Guaranty Agreement and Security Agreement, take all required actions to perfect the security interests created by the Guaranty Agreement and Security Agreement in the assets of such Subsidiary and if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the preceding matters, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(b) With respect to each direct Foreign Subsidiary of the Borrower or of any Domestic Subsidiary acquired or formed after the Closing Date or a Foreign Subsidiary that otherwise becomes a direct Foreign Subsidiary after the Closing Date, promptly after the acquisition or formation thereof or such other Foreign Subsidiary becoming a direct Foreign Subsidiary, execute and deliver and cause each such Foreign Subsidiary to execute and deliver to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, such documents and instruments (including, without limitation, pledge agreements) and take such action (including, without limitation, the delivery of stock certificates and instruments) as the Administrative Agent may reasonably request in order to grant to the Administrative Agent, for the ratable benefit of the Lenders, as collateral security for the Obligations, a first priority perfected security interest in 65% of the voting Capital Stock and 100% of the non-voting Capital Stock of, or equivalent ownership interests in, such direct Foreign Subsidiary, along with any warrants, options, or other rights to acquire the same, in all cases to the extent legally permissible and practicable and deliver to the Administrative Agent such legal opinions as it shall reasonably request with respect thereto. For purposes of this Section 6.9(b), “direct” means directly held by the Borrower or any Domestic Subsidiary.

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(c) If requested by the Administrative Agent, grant in favor of the Administrative Agent, for the benefit of the Lenders, Liens on any other assets other than real property (owned or leased) hereafter acquired by the Borrower or any Domestic Subsidiary and on previously encumbered assets which become unencumbered, to the extent such Liens are then permissible under applicable law and pursuant to any agreements to which the Borrower or its Subsidiaries are a party, pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent.

6.10 Maintain Accounts. Maintain an operating account with Administrative Agent.

ARTICLE VII: NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Commitments (or any of them) remain in effect, any Loan remains outstanding and unpaid or any other amount is due and payable to any Lender or the Administrative Agent hereunder or under any other Loan Document, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.1 Financial Condition Covenants.

(a) Minimum Debt Service Coverage Ratio. Permit the Debt Service Coverage Ratio of the Borrower at the end of each fiscal quarter for the trailing four quarter period then ended to be less than 1.25 to 1.0. “Debt Service Coverage Ratio” shall mean (i) the sum of EBITDA, minus Dividends minus unfinanced Capital Expenditures, divided by (ii) the sum of scheduled principal and Financing Lease payments plus Interest Expense; in each case as determined by GAAP consistently applied.

(b) Maximum Leverage Ratio. Permit the Leverage Ratio of the Borrower at the end of each fiscal quarter for the trailing four quarter period then ended to be more than 2.75 to 1.0. “Leverage Ratio” shall mean (i) Funded Debt, divided by (ii) EBITDA.

(c) Minimum Net Income. Permit, as of the end of each fiscal quarter, the amount of the Borrower’s net income after taxes to be less than $1.

7.2 Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of the Borrower or any Subsidiary under this Agreement or any other Loan Document;

(b) existing Indebtedness of the Borrower and its Subsidiaries listed on Schedule 7.2 and any refinancing of same provided that any refinancing of unsubordinated debt to non-Affiliates shall be in compliance with the Refinance Conditions in respect thereof. The following constitute such “Refinance Conditions”: (a) it is in an aggregate principal amount that does not exceed the principal amount of the debt being extended, renewed or refinanced; (b) it is subordinated to the Obligations at least to the same extent as the debt being extended, renewed or refinanced; (c) the representations, covenants and defaults applicable to it are no less favorable to Borrower than those applicable to the debt being extended, renewed or refinanced; (d) no additional Lien is granted to secure it; (e) no additional Person is obligated on such debt; and (f) upon giving effect to it, no Default or Event of Default exists.

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(c) Indebtedness of the Borrower under Swap Contracts entered into solely to hedge interest rate exposure and not for speculative purposes;

(d) Indebtedness of the Borrower or any Subsidiary (other than Indebtedness incurred pursuant to the Term Loans or Revolving Credit Loans hereunder) incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including obligations under Financing Leases and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof which Lien was not created in contemplation of such acquisition and on any extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that (A) such Indebtedness is incurred prior to or within 120 days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness permitted by this paragraph (d) shall not exceed $250,000 per fiscal year;

(e) the Indebtedness of (i) any Subsidiary to the Borrower or any other Subsidiary arising after the date hereof or (ii) Borrower to any Subsidiary; and

(f) Subordinated Debt listed on Schedule 7.2 or otherwise permitted in writing by the Agent and the Required Lenders.

(g) Indebtedness or Obligations under any Cash Management Agreement and under the Master Agreement.

7.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

(a) Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of such Person in conformity with GAAP (or, in the case of Foreign Subsidiaries, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation);

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

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(e) easements, zoning restrictions, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which do not secure any monetary obligations and do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of such Person;

(f) Liens (i) existing as of the Closing Date and listed on Schedule 7.3 and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof, and (ii) previously identified in writing to the Administrative Agent, arrangements for the release of which satisfactory to the Administrative Agent have been made;

(g) Liens securing Indebtedness of the Borrower or any Subsidiaries permitted by Section 7.2(d) incurred to finance the acquisition of fixed or capital assets (whether pursuant to a loan, a Financing Lease or otherwise), provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed the original purchase price of such property at the time it was acquired;

(h) Liens arising from (i) operating leases and the information only UCC financing statement filings in respect thereof and (ii) equipment or other goods which are not owned by Borrower or any Subsidiary located on the premises of Borrower or such Subsidiary (but not in connection with, or as part of, the financing thereof), whether pursuant to consignment arrangements or otherwise, from time to time in the ordinary course of business and consistent with current practices of Borrower or such Subsidiary and the information only UCC financing statement filings in respect thereof;

(i) Liens or rights of setoff against credit balances of Borrower or its Subsidiaries with credit card issuers or credit card processors of amounts owing by such credit card issuers or credit card processors to Borrower or its Subsidiaries in the ordinary course of business, but not liens on or rights of setoff against any other property or assets of Borrower or its Subsidiaries, pursuant to the credit card agreements (as in effect on the date hereof) to secure the obligations of Borrower or its Subsidiaries to the credit card issuers or credit card processors as result of fees and chargebacks;

(j) Statutory or common law liens or rights of setoff of depository banks with respect to funds of Borrowers or Guarantors at such banks to secure fees and charges in connection with returned items or the standard fees and charges of such banks in connection with the deposit accounts maintained by Borrowers and Guarantors at such banks (but not any other Indebtedness or obligations);

(k) Judgments and other similar liens arising in connection with court proceedings that do not constitute an Event of Default; provided, that (i) such liens are being contested in good faith and by appropriate proceedings diligently pursued, (ii) adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor, and (iii) a stay of enforcement of any such liens is in effect;

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(l) Liens in favor of the United States of America and described in the USA Subordination Agreement;

(m) Liens upon the Sold Receivables; in connection with the sale described in Section 7.6(d) below; and

(n) Liens created pursuant to the Security Documents.

7.4 Limitation on Guaranty Obligations. Create, incur, assume or suffer to exist any Guaranty Obligation except:

(a) Guaranty Obligations in existence on the date hereof and listed on Schedule 7.4; and

(b) guarantees made in the ordinary course of its business by the Borrower of obligations of any of its Domestic Subsidiaries, or by any Domestic Subsidiary of the obligations of the Borrower or any other Domestic Subsidiaries which obligations are otherwise permitted under this Agreement.

7.5 Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets, except:

(a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any one or more wholly owned Subsidiaries of the Borrower (provided that if a Domestic Subsidiary is a party to such transaction, such Domestic Subsidiary shall be the continuing or surviving corporation); and

(b) any wholly owned Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other wholly owned Domestic Subsidiary of the Borrower.

7.6 Limitation on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person other than the Borrower or any wholly owned Domestic Subsidiary, except:

(a) the sale or other disposition of obsolete or worn out property in the ordinary course of business or property no longer used or useful in the business of Borrower or any Subsidiary;

(b) the sale of inventory in the ordinary course of business;

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(c) as permitted by Section 7.5(b); and

(d) the sale of Sold Receivables to Citibank, N.A.

7.7 Limitation on Dividends and Other Restricted Payments. Declare or pay any dividend (other than dividends payable solely in its common stock) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Capital Stock of the Borrower or any Subsidiary or any warrants or options to purchase any such Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary thereof (such declarations, payments, setting apart, purchases, redemptions, defeasances, retirements, acquisitions and distributions being herein called “Restricted Payments”) except (a) any Subsidiary may pay dividends to the Borrower or any other Subsidiary and (b) the Borrower or any Subsidiary may make Restricted Payments pursuant to and in accordance with customary equity incentive plans or other customary benefit plans of the Borrower and its Subsidiaries.

7.8 Limitation on Capital Expenditures. Make any Capital Expenditure except for Capital Expenditures by the Borrower and its Subsidiaries in the ordinary course of business not exceeding $1,500,000.00 in the aggregate during any fiscal year of the Borrower.

7.9 Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or make any other investment in, any Person, except:

(a) extensions of trade credit in the ordinary course of business;

(b) investments in Cash Equivalents;

(c) loans and advances to employees of the Borrower or its Subsidiaries for travel, entertainment and relocation expenses in the ordinary course of business in an aggregate amount for the Borrower and its Subsidiaries not to exceed $250,000 at any one time outstanding;

(d) investments by the Borrower or its Subsidiaries in any wholly owned Subsidiary of the Borrower which has complied with the conditions set forth in Section 6.9(a) or any wholly owned Foreign Subsidiary which has complied with the conditions set forth in Section 6.9(b); or

(e) investments by the Borrower and its Subsidiaries existing on the Closing Date and set forth on Schedule 7.9 (e).

7.10 Limitation on Transactions with Affiliates. Except as otherwise specifically set forth in this Agreement, directly or indirectly purchase, acquire or lease any property from, or sell, transfer or lease any property to, or enter into any transaction, with any Affiliate except in the ordinary course of business and at prices and on terms not less favorable to it than those which would have been obtained in an arm’s-length transaction with a non-affiliated third party.

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7.11 Intentionally Omitted.

7.12 Limitation on Negative Pledge Clauses. Enter into with any Person any agreement, other than this Agreement and the other Loan Documents or Financing Leases permitted by this Agreement (in which cases, any prohibition or limitation shall only be effective against the assets financed thereby), which prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired; provided that the foregoing shall not apply to (i) restrictions and conditions imposed by law, (ii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary permitted hereunder pending such sale, provided such restrictions or conditions apply only to the Subsidiary that is to be sold, (iii) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted hereunder if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (iv) customary provisions in leases and other contracts restricting the assignment thereof.

7.13 Limitation on Lines of Business. Enter into or engage in any material lines of business, either directly or through any Subsidiary, substantially different from Borrower’s Line of Business or any business incidental thereto.

7.14 Swap Contracts. Enter into any Swap Contract, except (a) the Master Agreement, (b) Swap Contracts entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Capital Stock of the Borrower or any of its Subsidiaries) and (c) Swap Contract entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

7.15 ERISA. (a) Terminate any Plan so as to result in any material liability to the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (the “PBGC”), (b) engage in or permit any person to engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1954, as amended) involving any Plan which would subject the Borrower to any material tax, penalty or other liability, (c) incur or suffer to exist any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, involving any Plan, or (d) allow or suffer to exist any event or condition, which presents a material risk of incurring a material liability to the PBGC by reason of termination of any Plan.

7.16 Accounting Changes. Make or permit any Subsidiary to make any change in its accounting treatment or financial reporting practices except as required or permitted by GAAP in effect from time to time.

7.17 Change of Control. Without the prior written consent of the Administrative Agent, suffer or permit a Change of Control Transaction, as hereinafter defined. “Change of Control Transaction” means the occurrence after the date hereof of any of the following: (i) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Borrower, by contract or otherwise) of an excess of 49.99% of the voting securities of the Borrower, or (ii) the Borrower merges into or consolidates with any other Person, or any Person merges into or consolidates with the Borrower and, after giving effect to such transaction, the stockholders of the Borrower immediately prior to such transaction own less than a majority of the aggregate voting power of the Borrower or the successor entity of such transaction, or (iii) the Borrower sells or transfers all or substantially all of its assets to another Person and the stockholders of the Borrower immediately prior to such transaction own less than a majority of the aggregate voting power of the acquiring entity immediately after the transaction, or (iv) a replacement at one time or within a two (2) year period of more than one-half of the members of the Borrower’s board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), or (v) the execution by the Borrower of an agreement to which the Borrower is a party or by which it is bound, providing for any of the events set forth in clauses (i) through (iv) above.

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ARTICLE VIII: EVENTS OF DEFAULT AND REMEDIES

8.1 Events of Default. Any of the following events shall constitute an Event of Default:

(a) The Borrower shall fail to pay (i) any principal of any Loans when due (whether at the stated maturity, by acceleration or otherwise) in accordance with the terms thereof or hereof or (ii) any interest on any Loans, or any fee or other amount payable hereunder, after any such interest, fee or other amount becomes due in accordance with the terms hereof; or

(b) Any representation or warranty made or deemed made by the Borrower or any other Loan Party herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made or furnished; or

(c) The Borrower or any other Loan Party shall default in the observance or performance of any covenant contained in Section 7, Section 6.1, Section 6.2 or Section 6.7(a) (to the extent relating to notice of an Event of Default) hereof or in any negative covenant contained in any Security Document to which it is a party.

(d) The Borrower or any other Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document other than as provided in (a) through (c) above, and such default shall continue unremedied for a period of twenty (20) days, and after the earlier to occur of (i) actual knowledge of such default by a Responsible Officer of the Borrower and (ii) notice from the Administrative Agent to the Borrower; or

(e) Any Loan Document shall cease, for any reason, to be in full force and effect, or the Borrower or any other Loan Party shall so assert; or any Loan Party shall default under any other agreement with any Lender; or any security interest created by any of the Security Documents in a material portion of the Collateral shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

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(f) (i) The Borrower or any of its Subsidiaries shall suffer or permit a default (beyond any applicable notice or cure period) with respect to either (A) default in any payment of principal of or interest on any Indebtedness (other than Indebtedness under this Agreement and Indebtedness under Swap Contracts), in the payment of any Guaranty Obligation beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Guaranty Obligation was created in excess of one hundred thousand ($100,000) dollars individually or in the aggregate; or (B) default in the observance or performance of any other agreement or condition relating to any such Indebtedness, Guaranty Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or, beneficiary or beneficiaries of such Guaranty Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Guaranty Obligation to become payable (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than $100,000; or

(g) (i) The Borrower, any Domestic Subsidiary or any Foreign Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Borrower, any Domestic Subsidiary or any Foreign Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower, any Domestic Subsidiary or any Foreign Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Borrower, any Domestic Subsidiary or any Foreign Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Borrower, any Domestic Subsidiary or any Foreign Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Borrower, any Domestic Subsidiary or any Foreign Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

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(h) An ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $250,000; or

(i) One or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate a liability (not paid by insurance or otherwise fully covered by insurance or paid by a third-party indemnitor) and all such judgments or decrees requiring payments in excess of one hundred thousand ($100,000) dollars shall not have been paid pursuant to its terms, vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(j) (i) Any Person or “group” (within the meaning of Section 13(d) or 15(d) of the Exchange Act), other than any Person or group beneficially owning 10% or more of the Capital Stock of the Borrower on the date hereof (A) shall have acquired, combined with previous holdings, beneficial ownership of 50% or more of any outstanding class of Capital Stock of the Borrower having ordinary voting power in the election of directors or (B) shall obtain the power (whether or not exercised) to elect a majority of the Borrower’s directors; or (ii) the Board of Directors of the Borrower shall not consist of a majority of Continuing Directors; or

(k) Borrower or any Loan Party shall default beyond any applicable cure period under any lease of real property on which any Collateral is located; or

(l) The Administrative Agent shall have determined in its commercially reasonable discretion that one or more conditions exist or events have occurred which have resulted in a material adverse change in the business, properties or financial condition of the Borrower.

8.2 Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the Commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c) exercise on behalf of itself, the Lenders all rights and remedies available to it, the Lenders under the Loan Documents or applicable Law or equity;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable.

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8.3 Application of Funds: After the exercise of remedies provided for in Section 8.2 (or after the Loans have automatically become immediately due and payable) or if at any time insufficient funds are received by and available to the Administrative Agent to pay fully all Secured Obligations then due hereunder, any amounts received on account of the Secured Obligations shall, subject to the provisions of Section 2.9, be applied by the Administrative Agent in the following order :

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Loans, and other Secured Obligations arising under the Loan Documents, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans, and Secured Obligations then owing under Secured Swap Contracts and Secured Cash Management Agreements, ratably among the Lenders, the Swap Provider and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Notwithstanding the foregoing, Secured Obligations arising under Secured Cash Management Agreements and Secured Swap Contracts shall be excluded from the application described above if the Administrative Agent has not received a Secured Party Designation Notice, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank. Each Cash Management Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.

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ARTICLE IX: THE AGENT AND THE ARRANGER

9.1 Appointment. Each Lender hereby irrevocably designates and appoints Sovereign Bank, N.A. as the Administrative Agent and as the Collateral Agent of each such Lender under this Agreement and the other Loan Documents, and each Lender irrevocably authorizes each of the Administrative Agent and the Collateral Agent, in such respective capacities, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent and the Collateral Agent, as the case may be, by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

9.2 Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

9.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and its Related Parties:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

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Neither the Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by the Administrative Agent under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary), or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.1 and 8.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Any such action taken or failure to act pursuant to the foregoing shall be binding on all Lenders. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower or a Lender.

Neither the Administrative Agent nor any of its Related Parties have any duty or obligation to any Lender or participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.4 Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by such Agent with reasonable care. The Agent may deem and treat the Person whose name is recorded in the Register pursuant to the terms hereof as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, to the extent provided in Section 10.1, all of the Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, to the extent provided in Section 10.1, all of the Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

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9.5 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default” (and, in the case of the Collateral Agent, shall have received notice thereof as described in the following sentence). In the event that the Administrative Agent receives such a notice, the Administrative Agent shall promptly give notice thereof to the other Agents and Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6 Non-Reliance on Agent and Other Lenders. Each Lender expressly acknowledges that no Agent or any Agent’s officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of the Borrower shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agents, the Arranger or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent or the Collateral Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower which may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

9.7 Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Total Loan Percentages in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their Total Loan Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from such Agent’s gross negligence or willful misconduct. The agreements in this Section 9.7 shall survive the payment of the Loans and all other amounts payable hereunder.

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9.8 Agent in Its Individual Capacity. The entity which is an Agent and its Affiliates may make extensions of credit to, accept deposits from and generally engage in any kind of business with the Borrower as though the entity which is such Agent were not such Agent hereunder and under the other Loan Documents. With respect to the Loans made by it, such entity shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include the entity which is such Agent in its individual capacity.

9.9 Successor Agents. (a) Notice. The Administrative Agent may at any time resign as Administrative Agent upon thirty (30) days notice to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment prior to the effective date of the resignation of the Administrative Agent gives (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective.

(b) Defaulting Lender. If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

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(c) Effect of Resignation or Removal. With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 11.4 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

9.10 Secured Cash Management Agreements and Secured Swap Contracts.

Except as otherwise expressly set forth herein, no Cash Management Bank or Swap Provider that obtains the benefit of the provisions of Sections 8.3 or 9.7, or any Collateral by virtue of the provisions hereof or any Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or any Collateral Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Cash Management Agreements and Secured Swap Contracts except to the extent expressly provided herein and unless the Administrative Agent has received a Secured Party Designation Notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Swap Provider, as the case may be. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Cash Management Agreements and Secured Swap Contracts in the case of a Termination Date.

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ARTICLE X: MISCELLANEOUS

10.1 Amendments and Waivers. (a) Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented, waived or modified except in accordance with the provisions of this Section 10.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (y) enter into with the applicable Loan Parties written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights or obligations of the Lenders or of the Borrower or of any other Loan Party hereunder or thereunder or (z) waive at the Borrower’s request, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i) increase the Commitment of any Lender without the written consent of such Lender,

(ii) reduce the principal amount of any Loan or reduce the rate of interest thereon or require any Lender to offer Interest Periods of longer than six months without regard to availability, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby,

(iii) postpone the scheduled date of payment of the principal amount of any Loan or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby,

(iv) change Section 3.8 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender affected thereby,

(v) release any Guaranty Agreements or Security Agreements or any Guarantor, or all or substantially all of the Collateral under, and as defined in, the Guaranty Agreements or Security Documents without the written consent of each Lender,

(vi) change any of the provisions of this Section 10.1 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, or

(vii) amend or waive any provisions of this Agreement or any other Loan Document for purposes of determining whether the conditions precedent set forth in Section 5.2 to the making of any Revolving Credit Loan have been satisfied without the written consent of the Required Lenders.

(viii) Notwithstanding anything to the contrary herein, (A) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender, or all Lenders or each affected Lender under a Facility, may be effected with the consent of the applicable Lenders other than Defaulting Lenders, except that (1) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (2) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender, or all Lenders or each affected Lender under a Facility, that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender; (B) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (C) the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

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Notwithstanding anything to the contrary herein the Administrative Agent may, with the prior written consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

(b) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” or the consent of the Required Lenders, and the consent of necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (c) of Section 10.6(b)(i)(A), and (ii) the Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Company hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 3.6, 3.7, 3.8 and 3.9.

(c) In addition to the foregoing, (x) no such amendment, supplement or modification shall amend, modify or otherwise affect the rights or duties of any Agent or any Lender hereunder without the prior written consent of such Agent or the Lender, as the case may be, and (y) no such amendment, supplement, modification or waiver shall amend, modify or otherwise affect Section 7.1 at a time when a Default or Event of Default shall have occurred and be continuing unless the Lenders holding a majority in interest of the Aggregate Revolving Credit Commitments shall have consented in writing to such amendment, modification or waiver. Any waiver and any amendment, supplement or modification pursuant to this Section 10.1 shall apply to each of the Lenders and shall be binding upon the Borrower, the applicable other Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Borrower, the Lenders and the Agents shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) in the case of delivery by hand, when delivered, (b) in the case of delivery by mail, three days after being deposited in the mails, postage prepaid, or (c) in the case of delivery by facsimile transmission, when sent and receipt has been confirmed, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in Schedule I in the case of the other parties hereto, or to such other address as may be hereafter notified in writing by the respective parties hereto:

The Borrower:		CPI Aerostructures, Inc.
91 Heartland Boulevard
Edgewood, NY 11717
	Attn:	Mr. Vincent Palazzolo
Chief Financial Officer

with a copy to:

Graubard Miller
405 Lexington Avenue
New York, New York 10174
Attn: David A. Miller, Esq.

The Administrative Agent and
the Collateral Agent and the
Swap Provider:		Sovereign Bank, N.A.
330 South Service Road, Suite 118
Melville, NY 11747
	Attn:	Ms. Christine Gerula
Senior Vice President

with a copy to:

Certilman Balin Adler & Hyman LLP
90 Merrick Avenue
East Meadow, NY 11554
Attn: Kenneth A. Hoffmann, Esq.

provided that any notice, request or demand to or upon any Agent or the Lenders pursuant to Section 2.2, 2.4, 2.6, 2.8 or 3.2 shall not be effective until received.

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10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder until all obligations hereunder and under the other Loan Documents have been paid in full and the Commitments hereunder have been terminated. In addition to all other covenants and agreements which are stated to survive the termination of this Agreement and the payment of the Loans, the Notes and all other amounts payable hereunder, the agreements in Section 3.12 shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder until the expiration of the applicable statute of limitations for such taxes.

10.5 Payment of Expenses and Taxes; Indemnity. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation, syndication and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, (b) to pay or reimburse each Lender and any Agent for all its reasonable costs and expenses incurred during the continuance of any Default or Event of Default in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the reasonable fees and disbursements of counsel to each Lender and of counsel to the Agents, (c) to pay, indemnify, and hold harmless each Lender and the Agent from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, Other Taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, and (d) to pay, indemnify, and hold harmless each Lender and the Administrative Agent and their respective officers, directors, employees, subsidiaries, affiliates, shareholders, agents and controlling persons (each, an “Indemnitee”) from and against any and all other liabilities, obligations, losses, damages, settlement payment, penalties, claims, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and related documents, the transactions contemplated thereby, the use of the proceeds of the Loans, or the Collateral therefor, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of the Borrower, any of its Subsidiaries or any of the Properties (all the foregoing in this clause (d), collectively, the “indemnified liabilities”), provided that the Borrower shall have no obligation hereunder to the Administrative Agent or any Lender with respect to indemnified liabilities solely arising from the gross negligence or willful misconduct of such Indemnitee. In any such litigation, or the preparation therefor, the Borrower may elect to assume the defense thereof with counsel retained by Borrower and reasonably satisfactory to the Administrative Agent, however the Administrative Agent and the Lenders shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of Indemnitees’ counsel, provided further that so long as Indemnitees’ interests are similar in all material respects, the Indemnitees shall endeavor to use the same counsel. The agreements in this Section shall survive the termination of this Agreement and the repayment of the Loans and all other amounts payable hereunder.

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10.6 Successors and Assigns; Participation and Assignments.

(a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Agent and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 10.6. Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby), Participants (to the extent provided in paragraph (c) of this Section 10.6) and, to the extent expressly contemplated hereby, the Related Parties of the Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in clause (ii) below, any Lender may assign to one or more assignees (“Eligible Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:

(A) the Borrower, provided that no consent of the Borrower shall be required at any time for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund (defined below), or for any assignment to any assignee prior to completion of primary syndication of the Loans and Commitments hereunder (as determined by the Arranger in its sole discretion) or if a Default or Event of Default has occurred and is continuing; and

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for (i) an assignment of any Revolving Credit Commitment to an assignee that is a Lender with a Revolving Credit Commitment immediately prior to giving effect to such assignment or an Affiliate of such Lender or (ii) an assignment of all or portion of a Term Loan to an assignee that is a Term Lender immediately prior to giving effect to such assignment or an Affiliate of such Lender.

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(ii)	Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000.00 or unless each of the Borrower and the Administrative Agent otherwise consents, provided that no such consent of the Borrower shall be required prior to completion of primary syndication of the Loans and Commitments hereunder (as determined by Sovereign Bank, N.A. in its sole discretion) or if a Default or Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) notwithstanding any provision to the contrary in (ii)(B) above, each assignment of Term Loans by a Lender shall include a ratable assignment of Term Loans made to the Borrower;

(D) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, provided that only one such fee shall be payable in the event of simultaneous assignments by a Lender to or from two or more Approved Funds; and

(E) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent a completed Administrative Questionnaire.

(F) No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person.

(G) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (B) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its respective applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

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For purposes of the minimum assignment sizes set forth in Section 10.6(b) (ii) (A), simultaneous assignments to Approved Funds under common management by a Lender shall be aggregated, provided that any such individual assignment shall not be less than $500,000. For the purposes of this Section 10.6(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender, provided that a hedge fund or similar financial institution that operates like a hedge fund shall not be deemed an Approved Fund.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder (“Assignee”) shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agents and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

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(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or the other Lenders, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (ii), (iii) and (v) of Section 10.1 that affects such Participant. Subject to paragraph (c) (ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.10, 3.11 and 3.12 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Lender, provided that such Participant agrees to be subject to Section 3.8 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(ii) A Participant shall not be entitled to receive any greater payment under Sections 3.10 or 3.12 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.12 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.12(f) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

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10.7 Adjustments; Set-off.

(a) If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans owing to it by the Borrower, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in clause (h) of Section 8 or otherwise, except for payments pursuant to the operation of Sections 3.14(b) or 10.6), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans owing to it by the Borrower or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan owing to it by the Borrower or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

10.8 Counterparts; Execution. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be delivered to the Borrower and the Administrative Agent. This Agreement may, upon execution, be delivered by facsimile or electronic mail, which shall be deemed for all purposes to be an original signature.

10.9 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

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10.10 Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Borrower, any Agent or any Lender relative to the subject matter hereof or thereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12 Submission to Jurisdiction; Waivers. The parties hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement or any other Loan Document to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto; and

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

10.13 Acknowledgements. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) none of the Administrative Agent or any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and the Lenders, on the one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

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(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

10.14 WAIVERS OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.15 WAIVERS OF AUTOMATIC STAY. THE BORROWER AGREES THAT, IN THE EVENT THAT BORROWER, ANY GUARANTOR OR ANY OF THE PERSONS OR PARTIES CONSTITUTING THE BORROWER OR A GUARANTOR SHALL (i) FILE WITH ANY BANKRUPTCY COURT OF COMPETENT JURISDICTION OR BE THE SUBJECT OF ANY PETITION UNDER TITLE 11 OF THE U.S. CODE, AS AMENDED (“BANKRUPTCY CODE”), (ii) BE THE SUBJECT OF ANY ORDER FOR RELIEF ISSUED UNDER THE BANKRUPTCY CODE, (iii) FILE OR BE THE SUBJECT OF ANY PETITON SEEKING ANY REORGANIZATION, ARRANGEMENT, COMPOSITION, READJUSTMENT, LIQUIDATION, DISSOLUTION, OR SIMILAR RELIEF UNDER ANY PRESENT OR FUTURE FEDERAL OR STATE ACT OR LAW RELATING TO BANKRUPTCY, INSOLVENCY, OR OTHER RELIEF FOR DEBTORS, (iv) HAVE SOUGHT OR CONSENT TO OR ACQUIESCED IN THE APPOINTMENT OF ANY TRUSTEE, RECEIVER, CONSERVATOR, OR LIQUIDATOR, OR (v) BE THE SUBJECT OF ANY ORDER, JUDGMENT, OR DECREE ENTERED BY ANY COURT OF COMPETENT JURISDICTION APPROVING A PETITION FILED AGAINST SUCH PARTY FOR ANY REORGANIZATION, ARRANGEMENT, COMPOSITION, READJUSTMENT, LIQUIDATION, DISSOLUTION, OR SIMILAR RELIEF UNDER ANY PRESENT OR FUTURE FEDERAL OR STATE ACT OR LAW RELATING TO BANKRUPTCY, INSOLVENCY, OR RELIEF TO DEBTORS, THE ADMINISTRATIVE AGENT SHALL THEREUPON BE ENTITLED AND THE BORROWER IRREVOCABLY CONSENTS TO IMMEDIATE AND UNCONDITIONAL RELIEF FROM ANY AUTOMATIC STAY IMPOSED BY SECTION 362 OF THE BANKRUPTCY CODE, OR OTHERWISE, ON OR AGAINST THE EXERCISE OF THE RIGHTS AND REMEDIES OTHERWISE AVAILABLE TO THE ADMINISTRATIVE AGENT AS PROVIDED FOR HEREIN, OTHER LOAN DOCUMENTS DELIVERED IN CONNECTION HEREWITH AND AS OTHERWISE PROVIDED BY LAW, AND THE BORROWER HEREBY IRREVOCABLY WAIVES ANY RIGHT TO OBJECT TO SUCH RELIEF AND WILL NOT CONTEST ANY MOTION BY ADMINISTRATIVE AGENT SEEKING RELIEF FROM THE AUTOMATIC STAY AND THE BORROWER WILL COOPERATE WITH ADMINISTRATIVE AGENT, IN ANY MANNER REQUESTED BY ADMINISTRATIVE AGENT, IN ITS EFFORTS TO OBTAIN RELIEF FROM SUCH STAY OR PROHIBITION.

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10.16 Confidentiality. Each Agent and Lender agrees to take normal and reasonable precautions to maintain the confidentiality of information provided to it by the Borrower or any Subsidiary in connection with this Agreement (and, if delivered after the date of this Agreement, designated in writing as confidential); provided, however, that any such Person may disclose such information (a) at the request of any regulatory authority having supervisory jurisdiction over it or in connection with an examination of such Person by any such authority or the request of any rating agency requiring access to a Lender’s portfolio, (b) pursuant to subpoena or other court process, (c) when required to do so in accordance with the provisions of any applicable law, (d) at the direction of any other Governmental Authority, (e) to such Person’s Affiliates, independent auditors and other professional advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (f) which has become generally available to the public, other than as a result of a disclosure by such Person or agent of such Person or a disclosure known to such Person or agent of such Person to have been made by any person or entity to which such Person or agent has delivered such confidential information, (g) which becomes available to such Person from a source other than the Borrower or any Subsidiary (provided that such source is not known to such Person to be bound by a duty of confidentiality to the Borrower or any Subsidiary), (h) subject to an agreement containing provisions substantially the same as those of this Section 10.16, to any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations or (i) to any Participant or Assignee or potential Participant or Assignee (each, a “Transferee”) or any pledgee (or prospective pledgee) (each, a “Pledgee”) of any Lender that is a Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business; provided that such Transferee or Pledgee agrees in writing to comply with the provisions of this Section 10.16.

10.17 USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

10.18 Federal Reserve Bank. The Administrative Agent may at any time pledge, endorse, assign, or transfer all or a portion of its rights under the Loan Documents to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act. 12 U.S.C. Section 341. No such pledge or enforcement thereof shall release the Administrative Agent from its obligations under any of the Loan Documents.

10.19 Interest Adjustment. Notwithstanding anything to the contrary contained in this Agreement, the rate of interest payable shall never exceed the maximum rate of interest permitted under applicable law. If at any time the rate of interest otherwise prescribed herein shall exceed such maximum rate, and such prescribed rate is thereafter below such maximum rate, the prescribed rate shall be increased to the maximum rate for such period of time as is required so that the total amount of interest received by Lenders is that which would have been received by Lenders except for the operation of the first sentence of this Section 10.19.

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10.20 Errors and Omissions. The Borrower hereby consents and agrees that in the event any of the documents evidencing and/or securing the Loans misstate or inaccurately reflect the true and correct terms and provisions of the Loans and said misstatement or inaccuracy is due to the unilateral mistake on the part of a Lender, mutual mistake on the part of a Lender and the Borrower or clerical error, then in such event the Borrower shall, upon request of the Administrative Agent and in order to correct such misstatement or inaccuracy, execute such new documents as the Administrative Agent may deem necessary to remedy said inaccuracy or mistake, provided however, such obligation on behalf of the Borrower shall not extend to the execution of any new or redrafted document which materially and adversely adds to or changes the obligations of the Borrower beyond those set forth in or contemplated by the terms hereof. The Borrower agrees to execute all such other and further documents as may or shall be reasonably necessary, as determined solely by the Administrative Agent, in order to give effect to the documents executed (whether in connection with the Loans or any future loan) and so as to confirm the transaction. The Borrower agrees to comply with the reasonable requirements of the Administrative Agent within ten (10) days after written notice. Upon the Borrower failing or refusing to comply with the terms and provisions of this Section, such failure shall constitute a default by the Borrower under this Agreement and thereupon, the Lenders shall have all the rights and remedies against the Borrower as otherwise specified in this Agreement and other documents by reason of a default.

10.21 Replacement Documents. Upon receipt of an affidavit of an officer of the Administrative Agent as to the loss, theft, destruction or mutilation of any Loan Document or any other security document(s) which is not of public record and, in the case of any such destruction or mutilation, upon surrender and cancellation of any Loan Document or other document(s), the Borrower will issue, in lieu thereof, a replacement note or other document(s) in the same principal amount thereof and otherwise of like tenor.

10.22 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or their respective Affiliates, irrespective of whether or not such Lender, or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured, secured or unsecured, or are owed to a branch, office or Affiliate of such Lender or different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.9 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, or their respective Affiliates may have. Each Lender and agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

CPI AEROSTRUCTURES, INC., as Borrower

By:	/s/ Douglas McCrosson
Name:	Douglas McCrosson
Title:	Chief Operating Officer

SOVEREIGN BANK, N.A., as Arranger, Agent, Lender and Swap Provider

By:	/s/ Christine Gerula
Christine Gerula
Senior Vice President

VALLEY NATIONAL BANK, as Lender

By:	/s/
Name:
Title:

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